Exhibit 99.2

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

by and among

CVB FINANCIAL CORP.,

CITIZENS BUSINESS BANK

and

COUNTY COMMERCE BANK

October 14, 2015

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A – Form of Voting and Support Agreement

Exhibit B – Form of Agreement of Merger

Exhibit C-1 – Form of Non-Competition and Non-Solicitation Agreement

Exhibit C-2 – Form of Non-Competition and Non-Solicitation Agreement

-iv-

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.9(d)
Adverse Change of Recommendation	8.1(c)
Adverse Shareholder Action	6.15
Advisors	7.2(k)
Affiliate(d)	3.6(d)
Aggregate Cash Amount	1.4(d)(i)
Agreement	Preamble
Approvals	6.1(b)
Agreement of Merger	1.2
Average Demand Deposits	7.2(l)(i)
BHC Act	3.1(c)
Book-Entry Share	1.4(e)
Business Day	9.4
California Secretary	1.2
Cause	6.6(g)
Certificate	1.4(e)
CFC	1.1(a)
Change of Control Payments	3.16(a)
CGCL	1.1(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Citizens Business Bank	Preamble
Company	Preamble
Commissioner	1.2
Company Acquisition Proposal	6.9(a)
Company Articles	3.1(b)
Company Audited Financial Statements	3.6(a)
Company Board Recommendation	6.4
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)(i)
Company Common Stock	3.2(a)
Company Closing Shares	1.4(d)(ii)
Company Diluted Shares	1.5(b)(i)
Company Disclosure Schedule	9.12(a)
Company Filings	3.5(a)
Company Financial Statements	3.6(a)
Company Interim Financial Statements	3.6(a)
Company IT Systems	3.33
Company Leased Properties	3.21(a)
Company Licensed Intellectual Property	3.20(e)(iii)
Company Owned Intellectual Property	3.20(e)(iv)
Company Owned Properties	3.21
Company Real Property	3.21(a)
Company Restricted Stock Award	3.2(a)(ii)

-v-

INDEX OF DEFINED TERMS

(continued)

Section

Company Shareholder Approval	3.3(a)
Company Shareholder Meeting	6.4
Company Stock Option	1.5(a)
Company Stock Plans	1.5(b)(ii)
Company Superior Proposal	6.9(d)
Company Termination Fee	8.3(b)(ii)(2)
Confidentiality Agreement	6.3(b)
Controlled Group Liability	3.11(g)
Covered Employee	6.6(a)
CRA	3.26
D&O Insurance	6.7(b)
Derivative Transaction	3.24
Dissenting Shares	1.4(a)
Effective Time	1.2
Employee Benefit Plan	3.11(a)
End Date	8.1(b)(ii)
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
ERISA Affiliate	3.11(f)
Exchange Act	3.14
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchanged Shares	2.2(a)
FDIC	3.1(a)
Federal Reserve	3.25(f)
Form S-4	3.4
GAAP	3.2(b)
Governmental Entity	3.4
Indemnified Parties	6.7(a)
Intellectual Property	3.20(e)(i)
Investment Security	3.28
IRS	3.18
IT Assets	3.20(e)(ii)
Knowledge of the Company	9.4
Knowledge of Parent	9.4
Law	3.3(b)
Lease	3.21(a)
Letter of Transmittal	2.2(a)
Liens	3.3(b)
Loans	3.25(a)
Material Adverse Effect	3.8
Material Contract	3.16(a)

-vi-

INDEX OF DEFINED TERMS

(continued)

Section

Materially Burdensome Regulatory Condition	6.1(d)
Measurement Date	7.2(l)(ii)
Merger Consideration	1.4(a)
Merger(s)	Recitals
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	4.4
Notice of Superior Proposal	6.9(c)(ii)(A)
Option Consideration	1.5(a)
Option Termination Date	1.5(a)
Parent	Preamble
Parent Articles	4.1(b)
Parent Average Closing Price	1.4(d)(iii)
Parent Bylaws	4.1(b)
Parent Capitalization Date	4.2(a)
Parent Common Stock	4.2(a)
Parent Preferred Stock	4.2(a)
Parent SEC Reports	4.5(b)
Parent Stock Plans	4.2(a)
Per Share Cash Amount	1.4(d)(iv)
Per Share Exchange Ratio	1.4(d)(v)
Per Share Merger Consideration Value	1.5(b)(iii)
Permitted Encumbrances	3.21(a)
Person	9.4
Previously Disclosed	9.12(b)
Support Agreement(s)	Recitals
Proxy Statement	3.4
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.9(c)
Requisite Regulatory Approvals	7.2(d)
Retention Incentives	6.6(e)
Sarbanes-Oxley Act	3.9(a)
SEC	3.4
Securities Act	3.2(a)(iii)
Settlement	6.15
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Support Agreement	Recitals
Takeover Laws	3.10
Tax	3.18
Tax Return	3.18
Taxes	3.18
Total Demand Deposits	7.2.(l)(iv)
Total Net Equity	7.2(l)(iii)

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INDEX OF DEFINED TERMS

(continued)

Section

Total Loans	7.2(l)(iv)
Trade Secrets	3.20(e)(i)
Transaction Costs	7.2(l)(vi)
Treasury Department	1.4(c)(i)
Treasury Shares	1.4(b)
Voting Debt	3.2(a)(iii)
Withdrawal Liability	3.11(f)

-viii-

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of October 14, 2015 (this “Agreement”), is by and among CVB Financial Corp., a California corporation (“Parent”), Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens Business Bank”), and County Commerce Bank, a California state-chartered bank (the “Company”).

RECITALS

A.        The respective Boards of Directors of Parent, Citizens Business Bank and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement.

B.        On the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Citizens Business Bank (the “Merger”), with Citizens Business Bank as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

C.        The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D.        As an inducement for Parent and Citizens Business Bank to enter into this Agreement, each member of the Company Board of Directors and certain of its executive officers have simultaneously herewith entered into Voting and Support Agreements (the “Support Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit A, with Parent.

E.        The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

MERGER

1.1       The Merger.

(a)        Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law (the “CGCL”) and the California Financial Code (the “CFC”), at the Effective Time, the Company shall merge with and into Citizens Business Bank. Citizens Business Bank shall be the Surviving Corporation in the Merger and shall continue its existence under the Laws of the State of California. As of the Effective Time, the separate corporate existence of the Company shall cease.

(b)        Subject to the provisos in Sections 1.4(a), 1.4(d)(v), 8.4 and 8.5, Parent may at any time change the method of effecting the combination; provided, however, that no such change shall (i) materially alter or change the amount or kind of the Merger Consideration (as defined below) provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of the Company, or (iii) impede or delay in any material respect the receipt of the Requisite Regulatory Approvals or consummation of the transactions contemplated by this Agreement.

1.2       Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will execute and cause an agreement of merger in substantially the form attached hereto as of Exhibit B (the “Agreement of Merger”) to be filed with the Secretary of State of the State of California (the “California Secretary”) as provided in Section 1103 of the CGCL and the Commissioner of the Department of Business Oversight of the State of California (the “Commissioner”). The Merger shall become effective on the date and at the time (the “Effective Time”) that the Agreement of Merger has been filed with the Commissioner as provided in Section 4887(b) of the CFC.

1.3       Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the CGCL and the CFC.

1.4       Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Parent or the shareholders of either of the foregoing:

(a)        Company Common Stock. Each share of the Company Common Stock (other than shares that are owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to Chapter 13 of the CGCL (each, a “Dissenting Share” and collectively “Dissenting Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) cash in an amount equal to the Per Share Cash Amount, without interest thereon, and (ii) the number of shares of Parent Common Stock equal to the Per Share Exchange Ratio (such cash and such shares collectively, the “Merger Consideration”). At the Effective Time, all shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(b)        Cancellation of Excluded Shares. Any shares of the Company Common Stock owned by the Company as treasury stock or owned, directly or indirectly, the Company, Parent or any of Parent’s Subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Treasury Shares”), and, subject to Section 1.4(g), any Dissenting Shares, shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(c)        Outstanding Parent and Citizens Business Bank Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger. Each share of Citizens Business Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(d)        For purposes of this Agreement:

(i) “Aggregate Cash Amount” means $20,625,000 minus the Option Consideration.

(ii) “Company Closing Shares” means the aggregate number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, except in connection with a stock split, stock dividend or other Recapitalization transaction approved by Parent, the Company Closing Shares will not exceed the number of shares outstanding on the Company Capitalization Date, plus any shares of Company Common Stock issued or issuable pursuant to duly exercised Company Stock Options outstanding on the date of this Agreement that are disclosed in Section 3.2(a)(ii).

(iii) “Parent Average Closing Price” means the daily closing volume-weighted average price of Parent Common Stock on the Nasdaq Global Select Market (based on “regular way trading”) for the twenty (20) consecutive trading days starting on the twenty-fifth (25th) trading day before the Effective Time; provided, however, that if and only if the Parent Average Closing price is less than $14.62, then the Parent Average Closing Price shall be $14.62; and provided further, that if and only if the Parent Average Closing Price is greater than $18.80, then the Parent Average Closing Price shall be $18.80.

(iv) “Per Share Cash Amount” means the quotient, rounded to the nearest thousandth of a United States dollar ($0.001), of the Aggregate Cash Amount divided by the Company Closing Shares.

(v) “Per Share Exchange Ratio” means the quotient, rounded to the nearest thousandth, of (1) $20,625,000 divided by the Company Closing Shares divided by (2) the Parent Average Closing Price.

(e)        Effect of Conversion. All of the shares of the Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of the Company

Common Stock (each, a “Certificate”) and each non-certificated share of the Company Common Stock represented by book-entry (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of the Company Common Stock represented by such Certificate or Book-Entry Share have been converted pursuant to this Section 1.4 and Section 2.2(f).

(f)         Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio.

(g)        Dissenting Shares.

(i)        No later than ten (10) days following the date that the Company Shareholder Approval is received, the Company or the Surviving Corporation shall provide each record holder of Company Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 1301(a) of the CGCL.

(ii)       Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights as are granted by Chapter 13 of the CGCL. If a holder of shares of Company Common Stock who demands appraisal of such shares of Company Common Stock under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares of Company Common Stock, then, as of the occurrence of such withdrawal or loss, each such share of Company Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with Section 1.4, the Merger Consideration for such shares set forth in this Article I.

(iii)      The Company shall comply in all respects with the provisions of Chapter 13 of the CGCL with respect to the Dissenting Shares. The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company in connection therewith and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Chapter 13 of the CGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands without the prior written consent of Parent.

(iv)      Notwithstanding anything in this Agreement to the contrary, Parent will cause Citizens Business Bank to satisfy holders of Dissenting Shares solely out of the assets of the Company as of immediately prior to the Effective Time.

1.5       Company Stock Options.

(a)        The Company shall take all actions that may be reasonably necessary or that the Company reasonably considers appropriate to provide that (A) each holder of an outstanding option to purchase Company common stock granted under any Company Stock Plan (a “Company Stock Option”) (whether or not then vested or exercisable) shall be provided with written notice at least 60 days prior to the Option Termination Date pursuant to which all outstanding Company Stock Options held by such holder shall become fully vested and may be exercised by such holder on or before the Business Day immediately preceding the Closing (the “Option Termination Date”) subject to and in accordance with the terms and conditions of the applicable Company Stock Plan and award agreement under which such Company Stock Options were granted and (B) to the extent that any such Company Stock Option is not so exercised prior to, and continues to be outstanding immediately prior to, the Option Termination Date, such Company Stock Options shall be cancelled as of the Effective Time and each holder of such cancelled Company Stock Option shall be entitled to receive a cash payment in an amount, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to the canceled Company Stock Option times (ii) the excess, if any, of the Per Share Merger Consideration Value over the exercise price per share under such Company Stock Option (“Option Consideration”). Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section 1.5 on account of Company Stock Options such amounts as Parent or the Exchange Agent is required to deduct and withhold from such payment under the Code or any similar Law.

(b)        For purposes of this Agreement,

(i) “Company Diluted Shares” means the aggregate number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time, including net shares (as calculated using the treasury stock method) issuable pursuant to Company Stock Options, whether vested or unvested. Notwithstanding the foregoing, except in connection with a stock split, stock dividend or other Recapitalization transaction approved by Parent, the Company Diluted Shares will not exceed the number of shares outstanding on the Company Capitalization Date, plus any shares of Company Common Stock issued or issuable pursuant to duly exercised Company Stock Options outstanding on the date of this Agreement that are disclosed in Section 3.2(a)(ii).

(ii) “Company Stock Plans” means the Company’s 2003 Stock Option Plan and the Company’s 2013 Omnibus Equity Incentive Plan; and

(iii) “Per Share Merger Consideration Value” means the quotient of (A) sum of (x) $20,625,000 plus (y) the product of the Per Share Exchange Ratio multiplied by the Parent Average Closing Price multiplied by Company Closing Shares divided by (B) the Company Diluted Shares.

(c)        At least fifteen (15) days prior to the Closing Date and prior to any such payment, Company shall obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Company Stock Option (i) confirming the number of Company Stock Options held, (ii) confirming that the treatment of such Company

Stock Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated, (iii) acknowledging that in consideration for the cancellation of such Company Stock Option, the holder agrees to accept the Option Consideration, and (iv) containing waivers for such other matters as reasonably determined by Parent. The Company shall provide a copy of each such acknowledgement and waiver to obtain to Parent at least five (5) business days prior to the Closing Date.

1.6       Company Board Actions.  Prior to the Effective Time, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any necessary resolutions to effectuate the provisions of Section 1.5.

1.7       Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of Citizens Business Bank, as amended, as then in effect, will be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of Citizens Business Bank, as amended, as then in effect, will be the Bylaws of the Surviving Corporation.

1.8       Board of Directors and Officers. From and after the Effective Time, the Board of Directors of Citizens Business Bank shall consist of the persons serving on the Board of Directors of Citizens Business Bank immediately prior to the Effective Time. From and after the Effective Time, the officers of Citizens Business Bank shall be the officers of Citizens Business Bank immediately prior to the Effective Time and such officers shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

EXCHANGE OF SHARES

2.1       Delivery of Merger Consideration. At or prior to the Effective Time, Parent shall (a) deposit, or cause to be deposited, with an exchange agent, which shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the Effective Time, shares of Parent Common Stock issuable pursuant to Sections 1.4(a), 1.4(d) and 1.5 and an amount in cash to make the payments pursuant to Sections 1.4(a), 1.4(d) and 1.5 plus, (B) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (such amount in cash and Parent Common Stock, the “Exchange Fund”).

2.2       Exchange Procedures.

(a)        As soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 (“Exchanged Shares”), along with, in each case, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (the contents of which shall be reasonably acceptable to Company and which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of

Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b)        Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Exchanged Shares will be entitled to receive promptly after such surrender in accordance with the Exchange Agent’s customary practice, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the Exchanged Shares represented by its Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d)        In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Exchanged Shares that are not registered in the stock transfer records of the Company, the shares of Parent Common Stock and the Per Share Cash Amount plus any cash in lieu of fractional shares of Parent Common comprising the Merger Consideration with respect to such Exchanged Shares shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Exchanged Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Parent that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the twelve (12) month anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent or the Surviving Corporation) shall be entitled to deduct and withhold from any cash otherwise payable pursuant to this Agreement to any holder of Exchanged Shares such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, as the case may be, and timely paid over to the appropriate Governmental Entity such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchanged Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)        After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Company Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f)        Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the twelve (12) month anniversary of the Effective Time will be transferred to Parent. In such event, any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)        In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Citizens Business Bank as follows:

3.1       Corporate Organization.

(a)        Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company is duly authorized by the Commissioner to conduct the business of a commercial bank under the CFC. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect on the Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened.

(b)        Articles and Bylaws. True, complete and correct copies of the Articles of Incorporation of the Company (the “Company Articles”), and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have been made available to Parent. The Company Articles and the Company Bylaws made available to Parent are in full force and effect.

(c)        Subsidiaries. The Company has no Subsidiaries. As used in this Agreement, the term “Subsidiary” has the meaning ascribed to it in Section 2(d) of the Bank Holding Company Act of 1956 (the “BHC Act”), except that when such term is used with respect to an entity that is not a bank holding company, the meaning shall nonetheless be deemed to apply to such entity. The Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

3.2       Capitalization.

(a)        The authorized capital stock of the Company consists of 16,666,667 shares of common stock (the “Company Common Stock”).

(i)         As of, October 14, 2015 (the “Company Capitalization Date”), 2,388,876 shares of the Company Common Stock were issued and outstanding.

(ii)        As of the Company Capitalization Date, no shares of the Company Common Stock were reserved for issuance, except in connection with awards under the Company Stock Plans to purchase no more than 474,055 shares of the Company Common Stock, of which (1) 134,055 shares were reserved and available for issuance upon exercise of outstanding Company Stock Options and (2) 340,000 shares of the Company Common Stock were reserved and available for issuance pursuant to future awards under the Company Stock Plans. As of the Company Capitalization Date, no restricted stock awards under any Company Stock Plan (a “Company Restricted Stock Award”) are outstanding.

(iii)      All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of the Company (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or (2) pursuant to which the Company is or could be required to register shares of the Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Except for the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company, or, to the Knowledge of the Company, any of their respective officers or directors, is a party with respect to the voting of any Company Common Stock, Voting Debt or other equity securities of the Company. Except pursuant to this Agreement and the Company Stock Options, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of the capital stock of the Company, Voting Debt of the Company or any other equity securities of the Company. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options, Company Restricted Stock Award and restricted stock units, outstanding as of the Company Capitalization Date, specifying on a holder-by-holder basis (A) the name of such holder, (B) the number of shares subject to each such award, or the number of Common Stock Options held by such holder, (C) as applicable, the grant date of each such award, (D) as applicable, the vesting schedule of each such award, and (E) the exercise price for each such Company Stock Option.

(b)        Other than Company Stock Options under the Company Stock Plans that are outstanding as of the Company Capitalization Date and listed in Section 3.2(a) of the Company Disclosure Schedule, no other equity-based awards or rights are outstanding as of the

Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of the Company Common Stock, Voting Debt or other equity securities of the Company, other than in connection with the exercise of the Company Stock Options or settlement of each in accordance with their terms that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards. With respect to each grant of the Company Stock Options, (1) each such grant was made in accordance with the terms of the applicable Company Stock Plan and all applicable Laws and (2) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States applied to banks or banking holding companies for the applicable period(s) (“GAAP”) in the financial statements (including the related notes) of the Company in accordance with all applicable Laws. All Company Stock Options granted by the Company or any of its Subsidiaries have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance, and each Company Stock Option has a grant date identical to the date on which the Board of Directors of the Company or compensation committee of the Board of Directors of the Company actually awarded such option. From January 1, 2014 through the date of this Agreement, except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company has not (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of the Company, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any Company Stock Plan.

3.3       Authority; No Violation.

(a)        The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement duly adopted unanimously by the Board of Directors of the Company. As of the date of this Agreement, the Board of Directors of the Company has unanimously determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the outstanding Company Common Stock (the “Company Shareholder Approval”) no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity and

Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) ((as applicable) (the “Enforceability Exceptions”)).

(b)        Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company, as the case may be, of the Merger or the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles, the Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), upon any of the respective properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Lease, franchise, permit, agreement, bylaw or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets is bound.

3.4       Consents and Approvals. Except for (a) the filing by Parent with the Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) that includes a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), and declaration of effectiveness of the Form S-4, (b) filings of applications and notices with the Commissioner pursuant to the CFC and approval of or non-objection to such applications, filings and notices, (c) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (d) the filing of the Agreement of Merger with the California Secretary and the Commissioner, (e) the Company’s filing of a notice concerning the Merger with FINRA, (f) the Parent filing of such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to the Agreement, and (h) the filing by Parent with the Federal Reserve under the BHC Act for such approvals or non-objection as may be necessary for Parent to acquire Company, no consents or approvals of or filings or registrations with any foreign, federal or state banking or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”), are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

3.5        Reports.

(a)        The Company has timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto (collectively, “Company Filings”) that they were required to file since July 1, 2012 with (i) the FDIC, (ii) the Commissioner and any other state banking or other state regulatory authority, (iii) the U.S. Small Business Administration, (iv) any other federal, state or foreign regulatory authority and (v) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since July 1, 2012, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof. As of their respective dates, each of such Company Filings (i) complied in all material respects with all Laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (ii) did not contain any untrue statement of a material fact. The Company has made available to Parent true and correct copies of all such Company Filings.

(b)        The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the FINRA with respect to the quotation of the Company Common Stock on the OTC Bulletin Board.

3.6        Financial Statements; Controls.

(a)        The Company has delivered to Parent correct and complete copies of (i) the audited balance sheets of the Company as of December 31, 2012, 2013 and 2014, and the related audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2012, 2013 and 2014 (“Company Audited Financial Statements”) and (ii) an unaudited balance sheet of the Company as of June 30, 2015, and the related unaudited statements of income, shareholders’ equity and cash flows for the period ended June 30, 2015 (the “Company Interim Financial Statements” and, together with the Company Audited Financial Statement, the “Company Financial Statements”). The Company has also delivered to Parent true, correct and complete copies of each management letter or other letter delivered to Company by Crowe Horwath LLP in connection with the Company Audited Financial Statements or relating to any review of the internal controls of the Company since January 1, 2012. The Company Financial Statements (i) fairly present in all material respects the financial condition of the Company, as of the respective dates indicated and its results of operations and statements of cash flows, for the respective periods then ended, subject, in the case of the Company Interim Financial Statements, to normal recurring adjustments; (ii) have been prepared in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (iii) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (iv) are based upon the books and records of the Company. The books and records of the Company have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe

Horwath LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)        The Company has not incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in the Company Audited Financial Statements for the fiscal year ended December 31, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014 which have been Previously Disclosed, (iii) in connection with this Agreement and the transactions contemplated hereby; or (iv) liabilities, obligations, and loss contingencies that are specifically described in a representation and warranty herein. Except for those liabilities described in subsections (i) through (iv) of the immediately preceding sentence, there is no basis for the asserting against the Company any liability, obligation or claim that may reasonably be expected to have a Material Adverse Effect.

(c)        Since January 1, 2012, (i) the Company has not, nor to the Knowledge of Company, no director, officer, employee, auditor, accountant or representative of the Company, has received or otherwise obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls relating to periods after January 1, 2012, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company, whether or not employed by Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation relating to periods after January 1, 2012, by the Company, or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.

(d)        The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or between the Company on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company in the Company Audited Financial Statements or the Company Unaudited Financial Statements. For purposes of this Agreement, “Affiliate” and “Affiliated” mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities by contract or otherwise.

3.7        Broker’s Fees. Neither the Company nor any of its officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

3.8        Absence of Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2014: (1) the Company has conducted its business only in the ordinary and usual course of the business, (2) no damage, destruction or other casualty loss (whether or not covered by insurance) that may involve a loss of more than $100,000 has been experienced by the Company; (3) no direct or indirect redemption, purchase or other acquisition by the Company of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of any Common Stock, whether consisting of money other personal property, real property or other things of value; and (4) no event, change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (a) the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its Subsidiaries operate, (B) changes after the date hereof in Laws general applicability to companies of similar size in the banking industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the banking industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price the Parent Common Stock within the bounds specified in Section 8.1(e) or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) any outbreak or escalation of hostilities, or declared or undeclared acts of war or terrorism, or (G) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, except that effects attributable to or resulting from any of the changes, events, conditions or trends described in clauses (A), (B), (C), (D) and (F) shall not be excluded to the extent of any disproportionate impact they have on such party and its Subsidiaries, taken as a whole, as compared to other companies in the banking industry in which such party and its Subsidiaries operate; or (b) the ability of such party to consummate the transactions contemplated by this Agreement on a timely basis.

3.9        Compliance with Applicable Law.

(a)        Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company holds, and has at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company has complied in all material respects with, and are not in material default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and the Company does not know of, nor has it received from a Governmental Entity since January 1, 2012, notice of, any material defaults or violations of any applicable Law relating to Company.

(b)        The Company has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, or any director, officer or employee of the Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)        The Company is not subject to any cease-and-desist order or enforcement action issued by, nor is the Company a party to any written agreement, or consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2012 has adopted any board resolutions at the request of, any Governmental Entity (each a “Regulatory Agreement”), nor has the Company been advised since January 1, 2012 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

(d)        Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.10      State Takeover Laws. No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.11      Employee Benefit Plans.

(a)        Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any beneficiary or dependent thereof that is sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute on the date hereof, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, agreements providing for Change of Control Payments, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each an “Employee Benefit Plan”).

(b)        With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, benefit schedules, formal or informal trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) all investment policy statements or guidelines, delegations and charters related to any Employee Benefit Plan; (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Employee Benefit Plan, (v) the current summary plan description and any material modifications thereto, if any; (vi) the most recent annual financial report, if any; (vii) the most recent actuarial report, if any; and (viii) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent and, except as provided in this Agreement, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)        Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for the most recent cycle applicable to such qualified plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), any such letter has not been revoked (nor to the Knowledge of the Company has revocation been threatened) and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d)        With respect to each Employee Benefit Plan, the Company has complied in all material respects, and is now in substantial compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. The Company has not engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e)        All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the Company Financial Statements to the extent required under GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(f)        (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company nor any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) neither the Company nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g)        There does not exist, nor, to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) as a result of a failure to comply with the group health care coverage requirements of sections 4980D or 4890H of the Code and (vi) under corresponding or similar provisions of foreign Laws or regulations.

(h)        The Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company, except as set forth in Section 3.11(h) of the Company Disclosure Schedule. The Company has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits, except as set forth in Section 3.11(h) of the Company Disclosure Schedule.

(i)        Except as would not reasonably be expected to result in any liability to the Company, there are no pending or threatened claims (other than routine undisputed claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, and to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans. The Company has not taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Employee Benefit Plan, and the Company has no knowledge of any plan defect that would qualify for correction under any such program. No audit or other proceeding by a Governmental Entity is pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan.

(j)        Each Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance with, and is in documentary compliance with, Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable by the Company has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k)        Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, severance, change in control, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, (v) require the funding of any trust or other funding vehicle or (vi) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Surviving Corporation, to merge, amend or terminate any of the Employee Benefit Plans. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code. As of the Closing, the Company shall have received, as of a date no earlier than five (5) Business Days prior to the Closing Date, the written confirmation of Crowe Horwath LLP or another nationally recognized accounting firm reasonably acceptable to Parent that no agreement, contract or arrangement to which any employee of the Company is a party will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code. No Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(l)        Each individual who renders services to the Company who is classified by the Company, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and participation under Employee Benefit Plans) is properly so characterized.

3.12      Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13      Opinion. The Board of Directors of the Company has received the opinion of Keefe, Bruyette & Woods, Inc. that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

3.14      Company Information. The information relating to the Company that is provided by the Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Form S-4 and the Proxy Statement relating to the Company and other portions within the reasonable control of the Company will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

3.15      Legal Proceedings.  Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company is not a party to any legal, administrative, arbitration, investigatory or other proceeding (including, without limitation, any investigation, action, or proceeding with respect to Taxes) pending or, to the Knowledge of the Company, is any of the foregoing proceedings threatened, or which the Company has reason to believe may be threatened, against or affecting the Company or any of its current or former directors or officers, or may involve a claim or claims asserting a liability of $50,000 individually, or $100,000 or more in the aggregate, or may otherwise restrict the conduct of business by the Company. Section 3.15 of the Company Disclosure Schedule, includes, with respect to each matter identified, if applicable, the case title, the court, the court file number, the date filed, the law firm representing the Company and such other information as may be reasonably requested by Parent. Except as set forth on Section 3.15 of the Company Disclosure Schedule, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or, to the Knowledge of the Company, affecting the Company or its assets or business that (A) has had or may have a Material Adverse Effect, (B) requires any payment by, or excuses an obligation of a third party to make any payment to, the Company of an amount exceeding $50,000, or (C) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by the Company or would apply to Parent or any of its Affiliates after the Merger, or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the Knowledge of the Company that has been threatened, or which the Company has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Company, in connection with which any such Person has or may have rights to be indemnified by the Company. In addition thereto, the Company is not subject to any cease and desist or consent order or directive or a party to any written agreement or memorandum of understanding with any Governmental Entity that restricts the conduct of its business, or in any manner relates to its business, capital adequacy, credit or compliance policies or its management.

3.16      Material Contracts.

(a)        Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that contains a non-compete or client or customer non-solicit requirement or any other provisions that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Affiliates (or, upon consummation of the Merger, of Parent, Citizens Business Bank or any of their respective Affiliates); (iii) that obligates the Company or any of its Affiliates (or, upon consummation of the Merger, of Parent, Citizens Business Bank or any of their respective Affiliates) to conduct business with any third party on an exclusive or preferential basis; (iv) that requires referrals of business or requires the Company or any of its Affiliates to make available investment opportunities to any Person on a priority or exclusive basis; (v) that relates to the incurrence of indebtedness by the Company (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company; (vii) that limits the payment of dividends by the Company; (viii) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, except in each case that relate to merchant banking investments by the Company in the ordinary course of business; (ix) that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; (x) that provides for payments to be made by the Company or any of its successors upon or as a result of a change in control thereof (“Change of Control Payments”); (xi) that was not negotiated and entered into on an arm’s-length basis; (xii) that provides for the guarantee or indemnification by the Company of any Person, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification; (xiii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by the Company on 60 days or less notice without any required payment or other conditions, other than the condition of notice); (xiv) that grants to a Person any right in Company Owned Intellectual Property or grants to the Company a license to Company Licensed Intellectual Property (excluding licenses to shrink-wrap or click-wrap software), in each case that involves the payment or more than $50,000 per annum or is material to the conduct of the businesses of the Company; (xv) to which any Affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary; (xvi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby; (xvii) that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets; (xviii) that involves the payment, on a one-time basis or over the life of the term of the agreement, of $50,000 or more or is more than one year of in length and is not terminable by the Company without penalty; (xix) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by the Company or is not terminable without penalty, other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit, each in the ordinary course of their business; or (xx) that is otherwise not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations. The Company has Previously Disclosed true, correct and complete copies of each Material Contract.

(b)        (i) Each Material Contract is a valid and legally binding agreement of the Company, and, to the Knowledge of the Company, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) the Company has duly performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to the Knowledge of the Company, the Company, any counterparty or counterparties, is not in breach of any provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Material Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.17      Environmental Matters. (a) The Company is in material compliance, and has at all times in the past complied, in all material respects with any federal, state or local Law, regulation, order, decree, permit, authorization, common Law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance handling or exposure or the protection of natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or, to the Knowledge of the Company, investigations of any kind, pending, or threatened, by any Person, court, agency, or other Governmental Entity or any arbitral body, against the Company relating to liability under any Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Entity, or any agreements, indemnities or settlements with any Person that impose any liabilities or obligations under, relating to or in respect of any Environmental Law; (d) to the Company’s Knowledge, there are, and have been, no releases of any hazardous substances, wastes or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company) under circumstances which could reasonably be expected to result in liability to or claims against the Company relating to any Environmental Law; and (e) there are no reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements (in each case of the Company) that could reasonably be expected to give rise to obligations or liabilities under any Environmental Law. The Company has made available to Parent all asbestos surveys and reports, mold surveys and reports, lead surveys and reports, reports on environmental exposure, underground tank removal reports and Phase I (with respect to the Company’s branch and headquarters property only) and Phase II environmental reports (environmental assessments) during the past five years with respect to any properties owned or leased by it. For purposes of this Agreement, “Hazardous Substance” shall include, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead.

3.18      Taxes. The Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Company. None of the Tax Returns or matters are currently under any audit, suit, proceeding, examination or assessment by the U.S. Internal Revenue Service (“IRS”) or the relevant state, local or foreign Tax authority and the Company has not received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened. No deficiencies have been asserted or assessments made against the Company that have not been paid or resolved in full. Since December 31, 2011, no claim has been made against the Company by any Tax authorities in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code. No liens for Taxes exist with respect to any of the assets of the Company, except for liens for Taxes not yet due and payable or that are under good faith contest as disclosed on Section 3.18 of the Company Disclosure Schedule. The Company has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect after the Closing Date. The Company (A) has not been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which the Company was the common Parent, (B) has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) other than Taxes of members of the consolidated group of which the Company is the common Parent, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential material contractual obligation to indemnify any other Person with respect to Taxes other than

Taxes of members of the consolidated group of which the Company is the common Parent, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter. The Company not has agreed to nor is it required to make any adjustments after the Closing Date pursuant to Section 481(a) of the Code or any similar provisions of state, local or foreign Law by reason of a change in accounting method. To the Knowledge of the Company, no taxing authority has proposed any such adjustment, nor is any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations. The Company has not participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b). The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company for each of the fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014. The Company has not been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Mergers are a part. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

3.19      Reorganization. The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20      Intellectual Property.

(a)        The Company (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Company Owned Intellectual Property, and (B) to the Knowledge of the Company, has valid and sufficient rights and licenses to all of the Company Licensed Intellectual Property. The Company Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)        To the Knowledge of the Company, the operation of the Company business as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that the Company has infringed, diluted, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of the Company, no third Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s rights in the Company Owned Intellectual Property.

(c)        The Company has taken reasonable measures to protect (A) its rights in its Company Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by the Company, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Knowledge of the Company, no Person has gained unauthorized access to the Company’s IT Assets since January 1, 2012.

(d)        The Company’s IT Assets operate and perform substantially as required by the Company in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. The Company has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. The Company is compliant with all applicable Laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)        For purposes of this Agreement,

(i)        “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii)       “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)      “Company Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of the Company as presently conducted.

(iv)      “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company.

3.21      Properties.

(a)        The Company (a) has good and insurable title to all the properties and assets owned by the Company including, but not limited to, any automated teller machines (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee or subleassee of all leasehold leased or subleased by the Company (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or subleassee or, to the Knowledge of the Company, the lessor. The Company does not own, and is not in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 3.21(a)-(a) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Properties. Section 3.21(a)-(b) of the Company Disclosure Schedule contains a complete and correct list of all Company Leased Properties and together with a list of all applicable leases or subleases and the name of the lessor or sublessor (each, a “Lease”).

(b)        All buildings, structures, improvements and fixtures on the Company Real Property and the equipment located thereon are in good operating condition and repair, ordinary wear and tear excepted, and conform to all applicable Laws. All tangible properties of the Company that are material to the business, financial condition, results of operations of the Company are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Company as presently conducted.

(c)        To the Knowledge of Company, the buildings, driveways and all other structures and improvements upon the Company Owned Properties are all within the boundary lines of such property or have the benefit of valid easements and there are no encroachments thereon that would affect the use thereof. To the Knowledge of Company there are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Company Owned Properties, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

(d)        Each of the leases for the Company Leased Property is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company, the foregoing representation is based on the Knowledge of the Company.

(e)        As to the Company, none of the Company Real Property has been condemned or otherwise taken by any Governmental Entity and, to the Knowledge of the Company, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or Law which might adversely affect its use or value for the purposes now made of it. To the Knowledge of the Company, none of the premises or properties of the Company is subject to any current interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property by the Company.

(f)        The Company has delivered to Parent true, accurate and complete copies of each of the following to the extent in the possession or control of the Company and in any way related to any of the Company Real Property: (i) title commitments together with legible copies of all underlying exceptions, (ii) title policies, (iii) environmental reports, (iv) zoning reports and zoning letters, and (v) licenses and permits.

(g)        Since January 1, 2014, the Company has not applied for or received permission to open any additional branch or operate at any other location other than the Westlake Branch Office.

3.22      Insurance. Section 3.22 of the Company Disclosure Schedule lists all insurance policies and bonds maintained by the Company. Except as set forth on Section 3.22 of the Company Disclosure Schedule, (i) the Company is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies in similar businesses and of comparable size, (ii) the Company is not in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by the Company are in full force and effect and, except for expirations in the ordinary course, will remain so through and after the Closing, and (iii) the Company has filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage. The Company has furnished Parent with true and correct copies of all insurance policies and bonds identified on Section 3.22 of the Company Disclosure Schedule, including all amendments and supplements thereto.

3.23      Accounting and Internal Controls.

(a)        The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or accountants (including all means of access thereto and therefrom). The Company has devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(b)        Since January 1, 2012, (A) neither the Company nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or its internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, whether or not employed by it, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

3.24      Derivatives.  Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company is not a party to nor has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” (each, a “Derivative Transaction”). All Derivative Transactions, whether entered into for the account of the Company or for the account of a customer of the Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by the Company is and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms (except as such enforcement may be limited by the Enforceability Exceptions. The Company has duly performed in all material respects all of its obligations thereunder to the extent required, and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in all material respects in the books and records of the Company in accordance with GAAP.

3.25       Loan Matters.

(a)        Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Enforceability Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company.

(b)        Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case with all applicable requirements of applicable Law and government programs.

(c)        None of the agreements pursuant to which the Company has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company.

(d)        The Company has Previously Disclosed to Parent all claims for repurchases by the Company of Loans that were sold to third parties by the Company that are outstanding or threatened (in writing), in each case, as of the date hereof or the Closing Date.

(e)        Section 3.25(e) of the Company Disclosure Schedule sets forth a list of (i) each Loan that as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, or any Governmental Entity (D) a specific reserve allocation existed in connection therewith or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Loan that as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date had an outstanding balance and/or unfunded commitment of $100,000 or more and that as of such date as to which (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due or (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, and (iii) each asset of the Company that as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.25(e) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date.

(f)        Section 3.25(f) of the Company Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by the Company to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (12 C.F.R. Part 215)) of the Company. There are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g)        The Company is not now nor has it ever been since January 1, 2012 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or agency relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any governmental agency.

(h)        Since January 1, 2012, the Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between the Company and any Agency, loan investor or insurer; (3) the applicable rules, regulations, guidelines, procedures, handbooks and other requirements of any Agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i)        Since January 1, 2012, no loan investor representing greater than 10% of the purchased volume for any calendar year has indicated in writing to the Company that it has terminated or intends to terminate its relationship with the Company for poor performance, poor loan quality or concern with respect to the Company’s compliance with Laws.

(j)        Since January 1, 2012, the Company has not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by the Company has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(k)        Since January 1, 2012, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.26       Community Reinvestment Act Compliance. The Company is in material compliance with the applicable provisions of the Community Reinvestment Act of 1977 (“CRA”) and the regulations promulgated thereunder and has received a CRA rating of “satisfactory” or higher in its most recently completed exam, and the Company has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in the Company having its current rating lowered. The Company has not received a written notice from any third-party group representing community interests raising concerns or objections with respect to its policies or practices in its relations or practices with customers, vendors or clients.

3.27       Bank Secrecy Act Compliance.  The Company has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering Laws, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. §1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. §1957) and (ii) any “Know Your Customer” regulations, guidelines or supervisory policies and examination requirements.

3.28       Investment Securities.    Except as set forth on Section 3.28 of the Company Disclosure Schedule, the Company has (a) held any Investment Securities on June 30, 2015, (b) has or acquired, sold or disposed of any Investment Security since June 30, 2015, or (c) has held any Investment Security until maturity since June 30, 2015. For purposes of this Agreement, “Investment Security” means any equity security or debt security as defined in Accounting Standards Codification Topic 320.

3.29       Related Party Transactions. Except for Loans set forth in Section 3.25(f) of the Company Disclosure Schedule, for ordinary course bank deposit, trust and asset management services on arms’ length terms, and “compensation” as defined in Item 402 of the SEC’s Regulation S-K, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Company Common Stock (or any of such Person’s immediate family members or Affiliates) on the other hand.

3.30       Operating Losses. Section 3.30 of the Company Disclosure Schedule sets forth any Operating Loss (as defined below) that has occurred at the Company during the period after December 31, 2014, to the date of this Agreement. Except as set forth on Section 3.30 of the Company Disclosure Schedule, to its Knowledge, no event has occurred, and no action has been taken or omitted to be taken by any employee of the Company that has resulted in the incurrence by the Company of an Operating Loss or that might reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of an Operating Loss after the date hereof, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $25,000 individually or when aggregated with all other Operating Losses, $50,000 during such period. For purposes of this Agreement, “Operating Loss” means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences

3.31       Employee and Labor Matters.

(a)        Section 3.31(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of the Company and a summary of all Contracts or commitments by Company to increase the compensation or to modify the conditions or terms of employment including all agreements regarding Change of Control Payments. All persons who have been treated as independent contractors by Company for tax purposes have met the criteria to be so treated under applicable Law.

(b)        The Company is not, nor at any time since January 1, 2012 was it, a party to or bound by any labor or collective bargaining agreement and, to the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or compel the Company to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of the Company, threatened (in writing) and the Company has not experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2012. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. To the Knowledge of Company, the Company is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. Except as set forth in Section 3.31(b) of the Company Disclosure Schedule, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)        No executive or group of employees has informed the Company of his, her or their intent to terminate employment.

(d)        No Person has claimed, or to the Company’s Knowledge has valid reason to claim, that any employee or former employee of the Company (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (ii) has improperly disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with their employment; or (iii) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any Law or enforceable agreement between such Person and the applicable employee.

(e)        The Company has made available to Parent prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of the Company and a written description of all material unwritten policies and procedures related to the employees of the Company.

(f)        All employees of the Company are authorized to work in the United States of America and a Form I-9 has been properly completed and retained with regard to each such employee.

3.32       Trust Matters.  The Company exercises no trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period from and after January 1, 2012. The term “trusts” as used in this Section 3.32 includes (i) any and all common-law or other trusts between an individual, corporation or other entities and the Company or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents’ estates where the Company, or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Company, or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or in any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the Company, or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

3.33       Information Technology; Security & Privacy.  All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s business (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Company IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. The Company has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Company IT Systems. Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. The Company has not experienced since January 1, 2012 any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Company IT Systems. The Company has taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. The Company, is not in breach of any material contract related to any Company IT Systems. To the Knowledge of the Company, has at all times complied in all material respects with all applicable legal requirements (including but not limited to all regulatory standards and guidelines) relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company. The Company has at all times complied in all material respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against the Company or are likely to be asserted or threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the Merger and the other transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, policies or procedures. With respect to all personal information described herein, the Company has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies or procedures referred to herein. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

3.34       Accuracy and Completeness of Information Furnished.  The representations and warranties made by Company hereby or any other document delivered pursuant to the terms of this Agreement contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or therein from being misleading. The Company represents and warrants to Parent that the statements contained in this Article III are true, correct and complete as of the Agreement Date, subject to and as qualified by the Company Disclosure Schedule, and shall be true, correct and complete as of the Effective Time as though made as of the Effective Time, except as set forth in the Company Disclosure Schedules (except as to any representation or warranty which relates to a specified date, which only need be so correct as of such specified date). The Company Disclosure Schedule and the contents thereof including, without limitation, all documents delivered or provided in connection therewith, shall be confidential in accordance with Section 6.3(c) of this Agreement. The Company has made a good faith effort to ensure that the disclosure on each schedule of the Company Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Company Disclosure Schedule, any item disclosed on any schedule therein is deemed to be similarly disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

4.1         Corporate Organization.

(a)        Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Citizens Business Bank is a commercial bank duly formed and validly existing under the Laws of the State of California. Each of Parent and Citizens Business Bank has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act.

(b)        True, complete and correct copies of the articles of incorporation of Parent (the “Parent Articles”) and bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Parent and made available to the Company. The Parent Articles and Parent Bylaws made available to the Company are in full force and effect.

(c)        Citizens Business Bank (i) is duly incorporated validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of Citizens Business Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.

4.2         Capitalization.

(a)        The authorized capital stock of Parent consists of (i) 225,000,000 shares of common stock, no par value per share (the “Parent Common Stock”), of which, as of June 30, 2015 (the “Parent Capitalization Date”), 106,337,106 were issued and outstanding, and (ii) 20,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), none of which were outstanding as of the Parent Capitalization Date. As of the Parent Capitalization Date, 849,292 shares of Parent Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement and the options described in this Section 4.2, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any of their respective officers or directors, is a party with respect to the voting of any Parent Common Stock, Parent Preferred Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)        All of the issued and outstanding shares of capital stock or other equity ownership interests of Citizens Business Bank are owned by Parent, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Citizens Business Bank does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Citizens Business Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Citizens Business Bank.

(c)        To the Knowledge of Parent, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Parent Common Stock, except as set forth in the filings made with the SEC.

4.3         Authority; No Violation.

(a)        Parent and Citizens Business Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger or the other transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by the Board of Directors of each of Parent and Citizens Business Bank, and the Board of Directors of each of Parent and Citizens Business Bank each has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and Citizens Business Bank and their respective shareholders or shareholder, as applicable. This Agreement has been duly and validly executed and delivered by Parent and Citizens Business Bank and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Citizens Business Bank enforceable against Parent and Citizens Business Bank in accordance with its terms (subject to the Enforceability Exceptions).

(b)        Neither the execution and delivery of this Agreement, nor the consummation by Parent or Citizens Business Bank, as applicable, of the Merger or the other transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Articles, Parent Bylaws or similar documents of Parent’s Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), for any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent or Citizens Business Bank.

4.4         Consents and Approvals. Except for (a) any applicable filing with the Nasdaq Stock Market (“Nasdaq”), (b) the filing with the SEC of the Form S-4 and declaration of effectiveness of the Form S-4, (c) filings of applications and notices with the Commissioner and approval of or non-objection to such applications, filings and notices, (d) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (e) the filing of the Agreement of Merger with the California Secretary and the Commissioner, (f) the Company’s filing of a notice concerning the Merger with FINRA, (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (h) such other consents, approvals, filings and registrations listed in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Citizens Business Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent of this Agreement.

4.5         Reports.

(a)        Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2012, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, and there are no material violations or exceptions in any such material report or statement that are unresolved as of the date hereof.

(b)        An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2012 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c)        Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

4.6         Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7         Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler O’Neill & Partners LP.

4.8         Absence of Changes. Since June 30, 2015, no event, change or development or combination of changes or developments have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9         Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2012 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Parent, no suspension or cancellation of any such licenses, franchise, permit or authorization is threatened in writing, except in each case where the failure to hold such license, franchise, permit or authorization, such fees or assessments or such suspensions or cancellations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has complied with, and are not in default or violation of any, applicable Law relating to Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.10       Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.11       Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.12       Legal Proceedings. Except as Previously Disclosed, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.13       Accounting and Internal Controls.

(a)        The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b)        Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. Parent has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)        Since January 1, 2012, except as Previously Disclosed, (A) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

4.14       Reorganization.  Neither Parent nor Citizen Business Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15       Accuracy and Completeness of Information Furnished.  The representations and warranties made by Parent hereby or any other document delivered pursuant to the terms of this Agreement contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or therein from being misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1         Conduct of Company Business Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company shall, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates, keep available the services of the Company’s present employees and agents, and perform its material obligations under all Material Contracts, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (iv) maintain its allowance for loan and lease losses in accordance with past practices and methodologies and GAAP (providing however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity), (v) charge off all Loans and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP and applicable Law or as directed by a Governmental Entity, (vi) maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice, and (vii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2         Company Forbearances. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)        (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become be subject to new grants, in each case except as required pursuant to the exercise or settlement of the Company Stock Options outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan and the agreement governing the applicable Company Stock Option, in each case as in effect on the date hereof.

(b)        Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or other securities.

(c)        Amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, knowingly violate the terms of or enter into (i) any Material Contract, Lease, Regulatory Agreement, any contract that would be a Material Contract if it were in existence on the date hereof or other binding obligation that is material to the Company, taken as a whole, (ii) any restriction on the ability of the Company to conduct its business as it is presently being conducted or (iii) any contract governing the terms of the Company Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d)        Sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales pursuant to Section 5.2(p), which Section 5.2(p) will exclusively govern such sales), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapse, cancellation, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to the Company taken as a whole.

(e)        Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f)        Amend the Company Articles or the Company Bylaws, or similar governing documents of any of its Subsidiaries.

(g)        Except as and when required under applicable Law or (subject to Section 6.6) the terms of any Employee Benefit Plan in effect as of the date hereof or as set forth in Section 6.6 of the Company Disclosure Schedule (i) increase in any manner the salary, wages, welfare or other benefits of any of the current or former directors, officers, employees or other service providers of the Company, except for ordinary course merit-based increases in the base salary of employees consistent with past practice, with respect to both timing and amount, but in any case not in excess, in the aggregate, of 3% annually with respect to the aggregate amount of all base salaries in effect for Company as of September 30, 2015, (ii) grant, pay or agree to pay any bonus or other incentive compensation, except for such bonuses of incentive compensation that would not exceed, in the aggregate, for the year ended December 31, 2015, 125% of the aggregate bonus and other incentive compensation paid to executives and employees with respect to the year ended December 31, 2014 or as otherwise permitted as a Retention Incentive in accordance with Section 6.6(e) hereof, (iii) become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or materially increases costs, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, other than de minimis amendments in the ordinary course of business consistent with past practice, (iv) grant (or commit to grant) any new equity award, (v) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay, other than in connection with termination of employment pursuant to any Employee Benefit Plan in effect as of the date hereof or, for employees of Company who are terminated other than for cause (as defined by the Company), an amount equal to such employee’s regularly scheduled base salary or base wages in effect immediately prior to the date of termination of employment for a period equal to (x) two weeks plus (y) the product of two weeks multiplied by the number of full years and any portion thereof of continuous service completed by such employee with the Company, (vi) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation, deferred compensation or any bonus or other incentive or deferred compensation, (vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (viii) terminate the employment or services of any officer or employee who is party to a change in control agreement other than for cause, (ix) enter into any collective bargaining or other agreement with a labor organization, (x) forgive or issue any loans to any current or former officer, employee or director of the Company or (xi) hire any officer, employee or other service provider except as a replacement for such officer in the ordinary course of business and at an annual base salary not to exceed that of the Person being replaced, or except in the ordinary course of business for non-executive officer positions for an annual base salary not in excess of $100,000.

(h)        Willfully take, or willfully omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)        Incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(j)        Enter into any new line of business or make any material change in any basic policies and practices with respect to pricing of loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of the Company’s business or operations, except as required by Law, requested by any Regulatory Agency or in the ordinary course of business consistent with past practice and the Company’s polices in effect as of the date of this Agreement, including adjustments in interest rates generally.

(k)        (i) Other than in accordance with the investment policies of the Company in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; or (iii) materially change the composition of the Investment Securities its securities portfolio, including any changes in the credit quality or the duration of the Investment Securities; provided, however, that in the case of Investment Securities the Company may purchase Investment Securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(l)        Enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate and that would not (i) impose any material restriction on the business of the Company or (ii) create adverse precedent for claims that are reasonably likely to be material to the Company.

(m)        Other than as determined to be necessary or advisable by the Company in the good faith exercise of its discretion based on changes in market conditions and consistent with the Company’s policies in effect as of the date of this Agreement, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(n)          Except as required by applicable Law or by a Regulatory Agency, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, the Company’s existing policies or practices with respect to managing its exposure to interest rate and other risk.

(o)          Grant or commit to grant any extension of credit, if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $1,000,000 (consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizen Business Bank’s Chief Credit Officer or his designee, notice of objection is not received by the Company).

(p)          Sell any real estate owned, charge-off any assets, make any compromises on debt, release any collateral on loans or commit to do any of the foregoing, if such sale, charge-off, compromise or release would exceed $100,000 in the aggregate (consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizen Business Bank’s Chief Credit Officer or his designee, notice of objection is not received by the Company).

(q)          Renew or commit to renew any extension of credit that would exceed $1,000,000 unless the extension of credit is renewed on terms substantially similar to those of the existing extension of credit or are more favorable to the Company than those of the existing extension of credit and the characteristics of the borrower have not substantially changed (consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizen Business Bank’s Chief Credit Officer or his designee, notice of objection is not received by the Company).

(r)          Purchase or commit to purchase any Loan or participation in any extension of credit, or make, acquire a participation in or reacquire an interest in a participation sold of any extension of credit, or renew or extend the maturity of any participation in any extension of credit.

(s)          Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(t)          Invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or enter into any Derivatives Transaction.

(u)          Accept, renew or roll over any brokered deposits or solicit deposits by offering an effective yield that exceeds by 25 basis points the prevailing effective yields on insured deposits of comparable maturity for its ordinary course commercial or consumer deposits other than funds obtained through the Certificate of Deposit Account Registry Service.

(v)          Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other office or operations facility other than the Company’s Westlake Branch Office.

(w)         Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(x)          Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any Affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2.

(y)          Make or commit to make any Loan or amend the terms of any Loan outstanding on the date hereof to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or waive any rights with respect to any such Loan.

(z)          Change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Entity.

(aa)        Change its fiscal year for tax or accounting purposes.

(bb)        Other than as required by GAAP or any Governmental Entity, reduce any material accrual or reserve, including its allowance for loan and lease losses, any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices.

(cc)        Make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan or lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations.

(dd)        Grant any Person a power of attorney or similar authority.

(ee)        Take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination.

(ff)          (i) Acquire direct or indirect control over any Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of securities (except the purchase of an Investment Security), contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not Affiliates of the Company.

(gg)        Make or change any material Tax elections, change or consent to any change in its method of accounting for Tax purposes (except as required by applicable Tax Law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for Taxes, or file any material amended Tax Return.

(hh)        Willfully take any action or willfully omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or delayed, or (iii) a material violation or breach of any provision of this Agreement, except as may be required by applicable Law.

(ii)          Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3         Conduct of Parent.

(a)          During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as expressly provided in this Agreement or with the written consent of Company (which consent will not be unreasonably withheld or delayed) and except as would not be reasonably expected to have a Material Adverse Effect with respect to Parent and Citizens Business Bank, Parent and Citizens Business Bank will timely file all Parent SEC Reports and any other filings required to be filed with any applicable Governmental Entity and will comply in all material respects with all of the applicable rules enforced or promulgated by any Governmental Entity with which any Parent SEC Reports or any other filings will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Parent SEC Reports, or other filing that is intended to present the financial position of Parent and its Subsidiaries will fairly present the financial position of Parent and its Subsidiaries in all material respects and will be prepared in accordance with GAAP consistently applied during the periods involved or, to the extent then required, the applicable accounting procedures required by any Governmental Entity with which such Parent SEC Reports or other filing will be filed, in all material respects.

(b)          Except as expressly permitted by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to, except as may be required by applicable Law or policies imposed by any Governmental Entity:

(i) take, or omit to take, any action that would reasonably be expected to prevent, materially impede, materially impair, or materially delay the consummation of the transactions contemplated by this Agreement including, without limitation, adversely affecting the ability of the parties to obtain the Requisite Regulatory Approvals of any Governmental Entity required to complete the transactions contemplated hereby, the Approvals, or the Company Shareholder Approval or materially increase the period of time necessary to obtain such Requisite Regulatory Approvals or the Company Shareholder Approval;

(ii) willfully take, or willfully omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied;

(iii) enter into or agree to enter into an Acquisition Proposal unless such Acquisition Proposal requires completion of the Merger and, if applicable, provides that the Company’s shareholders acquiring Parent Common Stock in the Merger will receive, on account of their shares of Parent Common Stock to be received in the Merger, the same consideration in the transaction contemplated by the Acquisition Proposal, if completed, at the same time such consideration is received by other holders of Parent Common Stock; or

(iv) willfully take, or willfully omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1         Regulatory Matters.

(a)          Parent and the Company shall reasonably promptly prepare and shall use their commercially reasonable efforts to file with the SEC, within forty-five (45) days of the date of this Agreement, the Form S-4, in which the Proxy Statement and a prospectus will be included. Each of Parent and the Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably possible, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Entities. Parent shall use its commercially reasonable efforts to make all initial requisite regulatory filings within thirty (30) days of this Agreement (other than any notice to the Federal Reserve under its regulations, which will be filed in accordance with the timing contemplated by such regulations or the request of the staff of the Federal Reserve). The Company and Parent shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to the Company or Parent (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger and the other transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c)          Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself (and its Subsidiaries in the case of Parent), that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement, as applicable.

(d)          Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to have a Material Adverse Effect on Parent or Citizens Business Bank (measured on a scale relative to the Company) or materially restrict or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent, Citizens Business Bank or any of their respective Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(e)          Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.3         Access to Information.

(a)          Upon reasonable notice and subject to applicable Laws, the Company shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law), (ii) all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) access to the necessary information (including the Company’s own good faith estimates as available and third-party reports, if any, commissioned by the Company at Parent’s request) in order to prepare a good faith estimate of the potential impact of Sections 280G and 4999 of the Code with respect to amounts potentially payable to senior executives of the Company in connection with the consummation of the transactions contemplated by this Agreement. Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is reasonably relevant to the Company and its shareholders in connection with the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent, nor any of Parent’s Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the foregoing, no later than the twenty-fifth (25th) calendar day of each month, the Company shall provide Parent with a listing of all new and renewed loans and loan modifications, loan payoffs and loan purchases with a balance of $100,000 or greater that were completed or made during the preceding month. Parent and Citizens Business Bank shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access to Company’s property, books and records.

(b)          As soon as reasonably practicable after they become available, but in no event more than twenty-five (25) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent, (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of it (to the extent available) as of and for such month then ended, (ii) consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of it (to the extent available) as of and for such month then ended, (iii) internal management reports showing actual financial performance against plan, and (iv) to the extent permitted by applicable Law, any reports provided to its Board of Directors or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries.

(c)          All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties dated August 13, 2015 (the “Confidentiality Agreement”).

(d)          No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.4         Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable after the Form S-4 is declared effective (but in no event later than sixty (60) days after the Form S-4 is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the “Company Shareholder Meeting”) to consider and to obtain the Company Shareholder Approval. Subject to Section 6.9(b)-(c), the Board of Directors of the Company shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the “Company Board Recommendation”). The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Shareholder Meeting (A) if on the date on which the Company Shareholder Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, the Company shall adjourn the Company Shareholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall not be less than five (5) Business Days nor more than ten (10) Business Days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Company Shareholder

Approval, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Shareholder Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement, or (C) after consultation with the Company, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Once the Company has established the record date for determining shareholders of the Company entitled to vote at the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholder Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Articles or the Company Bylaws.

6.5         Nasdaq Listing. Prior to the Closing Date, Parent shall file with Nasdaq any required notices or forms with respect to listing the shares of Parent Common Stock to be issued in the Merger.

6.6         Employee Matters.

(a)          Except as otherwise provided in this Agreement or pursuant to the terms of such Employee Benefit Plans including employment agreements and agreements providing for Change of Control Payments, all Employee Benefit Plans of the Company will be discontinued and employees of the Company who become employees of Citizens Business Bank on the Closing Date (each such employee, a “Covered Employee”) shall become eligible for the employee benefit plans of Citizens Business Bank on the same terms as such plans and benefits are generally offered from time to time to employees of Citizens Business Bank in comparable positions with Citizens Business Bank. Effective as of a date no later than the day immediately preceding the Closing Date, Company shall file Form 5500 for its 401(k) Plan, with respect to the plan year ended December 31, 2014, and shall terminate the 401(k) Plan and any other Employee Benefit Plans identified by Parent to the Company and shall provide Parent with evidence that the 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board of Directors. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. For purposes of determining such Covered Employees’ eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Citizens Business Bank and entitlement to severance benefits and vacation entitlement (to the extent permitted by applicable Law), Citizens Business Bank shall recognize such employees’ years of service with the Company beginning on the date such employees commenced employment with the Company through the Closing Date. Citizens Business Bank shall take any actions necessary to allow the former participants in the Company 401(k) Plan who become eligible to participate in the Citizens Business Bank 401(k) Plan to make rollover contributions (but not including the rollover of participant loans except for participant loans outstanding on the date of this Agreement with a principal balance of less than $10,000) in accordance with the terms and conditions of the Citizens Business Bank 401(k) Plan.

(b)          Effective as of the Closing Date, the Company shall take all actions, and obtain any and all employee and other service provider consents, that may be necessary or appropriate to terminate Company’s Deferred Compensation Plan and the Grantor Trust

pertaining to such Deferred Compensation Plan, together with any employment agreement obligations that would be funded into the Grantor Trust and any other nonqualified deferred compensation plans (as defined for purposes of Code Section 409A) of the Company that would be considered a single plan with the Deferred Compensation Plan under Treasury Regulations Section 1.409A-1(c)(2) with respect to any Company employee or other service provider. Termination of the Deferred Compensation Plan, such employment agreement obligations and all other nonqualified deferred compensation arrangements that are considered a single plan with the Deferred Compensation Plan shall be effected in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B), and all Company deferred compensation obligations and such employment agreement obligations shall be paid out upon or within twelve (12) months following the Closing. Company shall provide Parent with evidence that the Deferred Compensation Plan, the Grantor Trust and any other such nonqualified deferred compensation plan has been terminated (effective as of the Closing Date) pursuant to resolutions of the Company Board of Directors. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent.

(c)          Subject to the requirements of applicable Law, Citizens Business Bank shall take such commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens Business Bank or an Affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to employees of the Company on the Closing Date, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to employees of the Company on the Closing Date and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company prior to the Closing) and (ii) provide employees of the Company on the Closing Date with credit, for the calendar year in which the Closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by Citizens Business Bank or any of its Affiliates (unless such employees of the Company were, when employed by the Company, participants in a Health Maintenance Organization health plan).

(d)          Without limiting the generality of Section 9.10, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan, plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries), or constitute or create an employment or other agreement with any employee, independent contractor or other service provider.

(e)          Each of Parent and the Company acknowledges and agrees that it is in the best interests of Parent and the Company to properly incentivize certain employees of the Company, as mutually agreed to by Parent and the Company, to remain employed with the Company through the Effective Time in order to assist in the successful completion of the transactions contemplated by this Agreement, that the Company may offer such retention incentives to such employees of the Company in such amounts and on such terms and conditions as are mutually agreeable to Parent and the Company as set forth in Company Disclosure Schedule 7.2(l)(vi) (the “Retention Incentives”).

(f)          Citizens Business Bank shall consult with the Company, and the Company shall cooperate with Citizens Business Bank in good faith, to enable Citizens Business Bank to identifying those employees of the Company who will be offered employment by Citizens Business Bank after the Effective Time. The Company will provide Citizens Business Bank with information regarding such persons’ current employment arrangements with the Company and will otherwise assist Citizens Business Bank in making such offers.

(g)          For a period of one (1) year following the Closing Date, Parent shall cause the Surviving Corporation to provide, and the Surviving Corporation shall provide, a lump sum severance payment to each Covered Employee (other than any Covered Employee having an agreement providing for severance) who is terminated by the Surviving Corporation other than for Cause in an amount equal to the greater of (i) such employee’s base salary with Company immediately prior to the Effective Time, or (ii) such employee’s regularly scheduled base salary or base wages at the time of termination of employment, in each case for a period equal to (x) two weeks plus (y) the product of two weeks multiplied by the number of full years of continuous service completed by such employee with the Company and the Surviving Corporation at the time of termination of employment, subject to applicable tax withholding and subject further to the employee signing a release of claims in favor of Parent and Citizens Business Bank and allowing it to become effective. For purposes of this Section 6.6(g), “Cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of Parent or Citizens Business Bank, failure to perform stated duties, or violation of any law, rule or regulation (other than traffic violations or similar offenses) or order of any Governmental Entity.

(h)          Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company under all employment, severance, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Parent hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of the Company Employee Benefit Plans which provide for Change of Control Payments.

6.7         Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)          Prior to the Closing, the Company shall purchase director’s and officer’s liability insurance (“D&O Insurance”) tail coverage that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) for a term of six (6) years following the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Company; provided that cost such insurance, when combined with all other Transaction Costs, shall not cause the Transaction Costs to exceed the limit set forth in Section 7.2(j).

(c)          Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent or the Surviving Corporation thereof; provided that failure to so notify will not affect the obligations of Parent or the Surviving Corporation under Section 6.7(a) unless and to the extent that Parent or the Surviving Corporation is actually and materially prejudiced as a consequence.

(d)          The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each director or officer of Company and his or her heirs and representatives and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

(e)          In the event that either Parent or Citizens Business Bank, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and/or Citizens Business Bank, as applicable, shall assume the obligations set forth in this Section 6.7.

6.8         Exemption from Liability Under Rule 16(b)-3. Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of the Company Common Stock or conversion of any derivative securities in respect of such shares of the Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9         No Solicitation.

(a)          The Company agrees that none of it or any of its officers, directors and employees will, and it will cause its and its officers, directors, agents, representatives, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal made by a Person (other than Parent or Citizens Business Bank) to Company or any of its officers, directors, agents, representatives, advisors and Affiliates (a “Company Acquisition Proposal”) or otherwise facilitate any effort to attempt or make or implement a Company Acquisition Proposal.

(b)          Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date hereof and prior to, but not after, obtaining the Company Shareholder Approval, the Company receives a bona fide Company Acquisition Proposal and such Company Acquisition Proposal did not result from a breach of this Section 6.9, and the Board of Directors of the Company concludes, in good faith, that such Company Acquisition Proposal constitutes, or is reasonably expected to result in, a Company Superior Proposal, then the Company and its Board of Directors may, and may permit its representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (and after conferring with outside legal counsel and its financial advisors) that the failure to take such action would breach or would be more likely than not to result in a breach of its fiduciary duties to shareholders; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement and which expressly permits the Company to comply with its obligations pursuant to this Section 6.9. Subject to the foregoing and Section 6.9(c) below, the Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable Law, to (i) enforce any confidentiality or similar agreement relating to a Company Acquisition Proposal and (ii) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its Affiliates) pursuant to any such confidentiality or similar agreement). The Company will promptly (and in any event within two (2) Business Days) advise Parent following receipt of any Company Acquisition Proposal, any discussions or negotiations are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Company Acquisition Proposal and the substance thereof (including the identity of the Person making such Company Acquisition Proposal), and will keep Parent promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or

Company Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that for the avoidance of doubt that no such communications to Parent shall be deemed an Adverse Change of Recommendation). The Company agrees that it shall contemporaneously provide to Parent any confidential or nonpublic information concerning the Company that may be provided to any other Person in connection with any Company Acquisition Proposal which has not previously been provided to Parent.

(c)          (i) None of the Board of Directors of the Company or any committee thereof shall: (A) except as expressly permitted by, and after compliance with, Section 6.9(c)(ii)(B) hereof, make any Adverse Change of Recommendation; or (B) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.9(b) entered into in compliance with Section 6.9(b)) relating to any Company Acquisition Proposal made to the Company.

(ii)       Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, obtaining the Company Shareholder Approval, the Board of Directors of the Company may make an Adverse Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d) if the Company receives a Company Acquisition Proposal that is not withdrawn and the Board of Directors of the Company concludes in good faith that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided that:

   (A)       the Company provides Parent prior written notice at least five (5) Business Days prior to taking such action, which notice shall state that the Board of Directors of the Company has received a Company Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of the Company has resolved to effect an Adverse Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), as applicable, which notice shall specify the basis for such Adverse Change of Recommendation or termination, including the material terms of the Company Superior Proposal (a “Notice of Superior Proposal”) (it being understood for the avoidance of doubt that such Notice of Superior Proposal shall not be deemed an Adverse Change of Recommendation);

   (B)       during such five (5)-Business Day period (and, with respect to any modifications to any Company Acquisition Proposal, an additional five (5) Business Day periods), the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an improved offer that is favorable to the shareholders of the Company so that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal; and

   (C)       at the end of such five (5)-Business Day period(s) (or such earlier time that Parent advises the Company that it no longer wishes to negotiate to amend this Agreement), the Board of Directors of the Company, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent after receipt of such notice, continues to believe that such Company Acquisition Proposal constitutes a Company Superior Proposal.

(d)          As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving the party or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, the party or any of its Subsidiaries or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by this Agreement and any sale of whole loans and securitizations in the ordinary course. As used in this Agreement, “Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal that did not otherwise result from a breach of this Section 6.9, that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be Keefe, Bruyette & Woods, Inc. or another a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law, and after taking into account any amendment or modification to this Agreement agreed to by Parent; provided that for purposes of the definition of “Company Superior Proposal,” the references to “more than 10%” in the definition of the Company Acquisition Proposal shall be deemed to be references to “50%.”

6.10       Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. If any Takeover Laws becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, the parties shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11       Schedule Updates. Not later than the twenty-fifth (25th) day of each calendar month between the date of this Agreement and the Closing Date, and at least seven (7) Business Days prior to the Closing, the Company shall provide to Parent a supplemental Company Disclosure Schedule reflecting any required changes thereto between the date of this Agreement and the Closing Date which would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in any Company representation or warranty or such disclosure schedule which has been rendered inaccurate thereby (with Schedule 3.25(e) to be updated with respect to Loans as of the last Business Day of the last calendar month prior to the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement or for determining the satisfaction of any conditions to consummation of the transactions contemplated by this Agreement, or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties hereto. Any information set forth in any one section of the Company Disclosure Schedules shall be deemed to apply to each other applicable section or subsection of the Company Disclosure Schedules, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

6.12       Notification of Certain Matters. In addition to the covenants set forth in Section 6.3(b) herein, the Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to a failure of a condition in Article VII.

6.13       Third-Party Agreements.

(a)          The parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with the parties’ timetable at or after the Effective Time. The Company shall use its commercially reasonable efforts to cooperate with Parent in minimizing the extent to which any contracts to which the Company is a party will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 5.2.

(b)          Without limiting the generality of Section 6.13(a), the Company shall use commercially reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company to Parent’s production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, the Company shall:

(i)        reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii)       use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii)      provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv)      provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v)      give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.13(b), of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company are bound when directed to do so by Parent.

(c)         Parent agrees that all actions taken pursuant to this Section 6.13 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

(d)         The Company shall use its reasonable best efforts to obtain the consents, approvals or waivers from the agreements set forth in Section 6.13(d) of the Company Disclosure Schedule and lessor estoppel certificates, in a form reasonably satisfactory to Parent, to all of the Company Leased Property not earlier than thirty (30) calendar days nor later than five (5) calendar days prior to the Closing Date.

6.14     Pre-Closing Adjustments.  In addition to the adjustments otherwise required by this Agreement, at or before the Effective Time, the Company shall make such additional accounting entries or adjustments, including charge-offs of loans, as Parent shall direct, in compliance with applicable Laws, in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; provided, however, (i) the Company shall not be required to take such additional actions more than one (1) Business Day prior to the Closing or prior to the time Parent agrees in writing that all of the conditions to its obligations to close as set forth in Article VII have been satisfied or waived, and (ii) based upon consultation with counsel and accountants for the Company, no such additional adjustment shall (A) require any filing with any Governmental Entity, or (B) violate any Law applicable to the Company. Any such pre-closing adjustments that the Company shall direct shall be disregarded for purposes of determining the satisfaction of the conditions set forth in Section 7.2(j) hereof and as deductions or credits to the calculation of the Aggregate Cash Amount.

6.15     Shareholder Litigation and Protests.  The Company shall promptly advise Parent orally and in writing of any shareholder litigation or community-based protests against the Company or its directors relating to this Agreement, the Merger or any of the other transactions contemplated hereby and thereby (an “Adverse Shareholder Action”) and shall keep Parent fully informed regarding any such shareholder litigation, including providing all relevant documentation. The Company shall consult with Parent and give good faith consideration of its comments and advice and give Parent the opportunity to participate in the defense or settlement of any such litigation, provided that Parent shall pay its own expenses, subject to applicable Law. No settlement (“Settlement”) in connection with such Adverse Shareholder Action shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS PRECEDENT

7.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)        Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c)        No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(d)        Minimum Parent Common Stock Consideration.  On the Closing Date, Parent Common Stock must represent at least forty-two percent (42%) of the sum of (i) the Per Share Cash Amount plus (ii) the product of the Per Share Exchange Ratio multiplied by the closing price of Parent Common Stock on the Nasdaq Global Select Market on such Business Day.

7.2       Conditions to Obligations of Parent and Citizens Business Bank. The obligations of Parent and Citizens Business Bank to effect the Merger are also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)        Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) Sections 3.1(a), 3.2(b), 3.7, 3.8, 3.10, 3.11, 3.15, 3.16, 3.18, 3.23, 3.24, 3.25, 3.26, 3.28, 3.31, and 3.33 which shall be true and correct in all material respects, and (ii) Section 3.2(a), 3.3(a), and 3.3(b), which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company has had or would reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Corporation; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)        Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)        Tax Opinion. Parent shall have received an opinion of Manatt, Phelps & Phillips, LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Manatt, Phelps & Phillips, LLP, will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

(d)        Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent (or any of its Subsidiaries) from the Federal Reserve, the FDIC, the Commissioner and Nasdaq and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4 the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

(e)        Dissenting Shareholders. Holders of not more than eight percent (8%) of the outstanding shares of Company Common Stock shall have duly exercised their dissenters’ rights under Section 1300 of the CGCL or otherwise have the capacity to exercise such dissenters’ rights in accordance with Section 1300 of the CGCL.

(f)        No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(g)        Third Party Consents. The Company shall have obtained each of the consents listed in Schedule 3.16(b) of the Company Disclosure Schedule and any consents of the type required to be identified in Schedule 3.16(b) of the Company Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to the Parent.

(h)        Directors’ Resignations.  Parent shall have received the written resignation of each director of the Company (in such director’s capacity as a director) effective as of the Effective Time.

(i)         Agreements of Directors and Certain Officers and Employees.  Parent shall have received, as of the date of this Agreement, a Non-Competition and Non-Solicitation Agreement in the form of Exhibit C-1 or Exhibit C-2 from each member of the Company Board of Directors and each of the officers of the Company as indicated on Attachment 1 to Exhibit C-1 and Exhibit C-2, and no action shall have been taken by any such person to rescind, terminate or breach any such agreement as of the Closing Date. Parent shall have received a release, in a form reasonably acceptable to Parent, from each officer of the Company who is entitled to receive a Change of Control Payment to the extent required by the agreement which gives rise to such payment.

(j)         Financial Measures.  As of at least three (3) Business Days prior to the Closing Date, Parent shall have received satisfactory evidence that each of the following minimum financial threshold amounts has been met as of the Measurement Date: (i) Total Loans shall not be less than $150,000,000; (ii) Total Net Equity shall not be less than $24,000,000; (iii) each of Average Demand Deposits and Total Demand Deposits shall not be less than $75,000,000. In addition, the Transaction Costs shall not exceed $3,300,000 and the Change in Control Payments shall not exceed the amount as described in Section 7.2(l)(vi) of the Company Disclosure Schedule.

(k)        Expense Report; Transaction Costs.  The Company shall have caused its attorneys, accountants, auditors and investment bankers which rendered services to Company in connection with the transactions contemplated by this Agreement (collectively, the “Advisors”) to have submit to the Company estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby and their reasonable estimates of the amounts of the fees and expenses they expect to incur up to and including the Closing Date at least five (5) Business Days prior to the Closing Date. The Company shall have prepared and submitted to Parent no later than five (5) Business Days prior to the Closing Date a final calculation of all Transaction Costs, certified by Company’s Chief Financial Officer with support for all items therein in a form and substance reasonable to Parent. The Company shall have caused the Advisors to submit their final bills for such fees and expenses to the Company for services rendered prior to the Closing Date. Based on such summary, the Company shall have prepared and submitted a final calculation of such fees and expenses, and the Company, shall have accrued and paid the amount of such fees and expenses as calculated above.

(l)          For purposes of this Agreement,

(i) “Average Demand Deposits” means the average of the Company’s total demand deposits over the 30-day period ending on the last day of the month immediately preceding the month in which the Closing Date occurs.

(ii) “Measurement Date” means the date that is five (5) Business Days prior to the Closing Date.

(iii) “Total Net Equity” means the total shareholders’ equity of the Company as determined on the Measurement Date and calculated in the same manner as shown on the Company’s quarterly Call Report as filed with its primary banking regulator for the period ended June 30, 2015 but after adding back (on a tax-adjusted basis, and only to the extent such expense has been paid or accrued), (A) all Transaction Costs, (B) all payments on account of any Settlement in accordance with Section 6.15 and legal fees or other costs incurred by Company in connection with any Adverse Shareholder Action in excess of $50,000, (C) all Option Consideration and (D) all pre-closing adjustments effectuated in accordance with Section 6.14.

(iv) “Total Demand Deposits” means the Company’s total demand deposits as of the last day of the month immediately preceding the month in which the Closing Date occurs.

(v) “Total Loans” means the Company’s gross Loans, net of deferred fees and discounts as of the last day of the month immediately preceding the month in which the Closing Date occurs.

(vi) “Transaction Costs” means the following expenses, costs and fees to be paid or incurred by the Company (or any of its Affiliates or successors thereto) in connection with consummation of the transactions described herein, (1) any contract termination fees payable to vendors as to which Parent has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate including, without limitation, the costs and expenses of terminating data processing licenses and contracts identified on Company Disclosure Schedule Section 7.2(l)(vi) to the extent actually paid up to the Effective Time, (2) Change in Control Payments, which shall not exceed the amount described in Company Disclosure Schedule 7.2(l)(vi), (3) legal fees and expenses rendered solely in connection with the transaction contemplated by this Agreement, up to the amounts set forth in Company Disclosure Schedule 7.2(l)(vi), (4) accounting and valuation fees and expenses rendered solely in connection with the transactions contemplated by this Agreement, (5) investment banking and financial advisory fees and expenses, (6) Retention Incentives paid or payable through the Effective Time, (7) D&O Insurance premiums and costs, and (8) the costs of printing and mailing the Proxy Statement and soliciting the Company Shareholder Approval.

(m)      FIRPTA Certificate.  The Company shall have delivered to Parent a properly executed statement from the Company meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

(n)       Consulting Agreement.  The Company’s chief executive officer shall have entered into a one-year consulting agreement with Citizens Business Bank in the form of Schedule 7.2(n).

7.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent (other than the representations and warranties set forth in (i) Sections 4.1(a), 4.3(a), 4.3(b) and 4.7, which shall be true and correct in all material respects, and (ii) Section 4.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent has had or would reasonably be expected to result in a Material Adverse Effect on Parent; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b)        Performance of Obligations of Parent and Citizens Business Bank. Parent and Citizens Business Bank shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Citizens Business Bank by their respective Chief Executive Officers or the Chief Financial Officers to such effect.

(c)        Tax Opinion.  The Company shall have received an opinion of Buchalter Nemer, a Professional Corporation, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such firm will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

(d)        Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(e)        No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

(f)        Payment of Merger Consideration.  Parent shall have delivered or cause to be delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have confirmed such delivery in a manner reasonably acceptable to the Company.

(g)         Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

(a)         Mutual Consent – by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

(b)         Either Party – by either the Company or Parent;

(i)         No Regulatory Approval – (A) if any Governmental Entity that must grant a Requisite Regulatory Approval has (1) denied approval of the Merger and such denial has become final and nonappealable, or (2) advised Parent and/or Company in writing that it will not grant (or intends to rescind or revoke if previously approved) any such Requisite Regulatory Approval and such denial has become final and nonappealable, or (B) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii)       Delay – if the Merger shall not have been consummated on or before June 30, 2016 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement resulted in the failure of the Merger to be consummated by the End Date;

(iii)      Breach – if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Citizens Business Bank, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(iv)      No Company Shareholder Approval – if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company

Shareholder Approval at the Company Shareholder Meeting, or at any adjournment or postponement thereof (it being agreed by the parties that the failure to obtain the Company Shareholder Approval where there is no such breach shall not constitute a breach in and of itself.

(c)        No Company Recommendation – by Parent, at any time prior to such time as the Company Shareholder Approval is obtained, in the event (A) the Company shall have breached in any material respect Section 6.9; (B) the Company or the Board of Directors of the Company shall have submitted this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.9(c), or recommends to its shareholders a Company Acquisition Proposal other than the Merger (an “Adverse Change of Recommendation”); (C) at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal by the Company, the Board of Directors of the Company shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (D) a tender offer or exchange offer for outstanding shares of the Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Board of Directors of the Company fails to definitively recommend against acceptance of such offer;

(d)        Company Superior Proposal – by the Company, prior to such time as the Company Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Company Superior Proposal; provided that (i) the Company is not in material breach of any of the terms of this Agreement, and (ii) the Company Termination Fee is paid to Parent in advance of or concurrently with such termination in accordance with Section 8.3(b); or

(e)        Parent Average Closing Price – (i) by Company, in its sole discretion, in the event that the Parent Average Closing Price is less than $13.37 or (ii) by Parent, its sole discretion, in the event that the Parent Average Closing Price is greater than $20.05.

8.2       Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect and none of the Company, Parent, any of its Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(c), 8.2, 8.3, and 9.3 through 9.11 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, however, no party hereto shall seek to obtain, or be entitled to, any recovery for consequential, indirect or punitive damages against any other party or any of such party’s Subsidiaries, or any of their respective directors, officers, employees, attorneys, agents, advisers, managers, or Affiliates in connection with the transactions contemplated hereby.

8.3        Fees and Expenses.

(a)        All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement (including costs and expenses of printing and mailing the Proxy Statement) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b).

(b)         Company Termination Fee.

(i)          In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) (Company Superior Proposal) or Parent pursuant to Section 8.1(c) (No Company Recommendation), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $1,650,000.00 (the “Company Termination Fee”) by wire transfer to an account specified by Parent promptly, but in any event prior to or concurrently with a termination pursuant to Section 8.1(d) or no later than two (2) Business Days after the date of termination pursuant to Section 8.1(c).

(ii)         In the event that any Person shall have made a Company Acquisition Proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and:

(1)         thereafter this Agreement is terminated:

(a)        by either party pursuant to Section 8.1(b)(ii) (Delay), or Section 8.1(b)(iv) (No Company Shareholder Approval) but only if one or more of the following is true: (A) the Company has effected an Adverse Recommendation Change, (B) the Company has failed to hold the Company Shareholders Meeting or otherwise breached any provision of Section 6.9 or (C) the failure to obtain the Company Shareholder Results in whole or part from the breach of any of the Support Agreements by any of the shareholder parties thereto; or

(b)        by Parent pursuant to Section 8.1(b)(iii) (Breach by Company), and

(2)         within twelve (12) months after such termination of this Agreement, a Company Acquisition Proposal shall have been consummated or any definitive agreement with respect to a Company Acquisition Proposal shall have been entered into (provided that for purposes of the foregoing, the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.9(d) except that the references to “more than 10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”);

then the Company shall pay Parent the Company Termination Fee by wire transfer to an account specified by Parent prior to the earlier of the execution of a definitive agreement with respect to, or the consummation of, such Company Acquisition Proposal. In no event shall the Company be obligated to pay Parent the Company Termination Fee on more than one occasion or if the

Company has paid any damages for breach and in no event shall the Company be obligated to pay parent any damages if Company has paid the Company Termination Fee.

(c)        Liquidated Damages. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Parent in the event of termination of this Agreement under such applicable section. In the event that the Company fails to pay when due any amounts payable under this Section 8.3, then (i) the party failing to so pay shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the party failing to so pay shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4      Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by such shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5      Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1      Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific Time, at the offices of Manatt, Phelps & Phillips, LLP, counsel to Parent, on the last Business Day of the calendar month in which the last to be satisfied of the conditions set forth in Article VII is satisfied (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2       Non-survival of Representations, Warranties and Agreements. This Article IX and the agreements of the Company and Parent contained in Section 6.7 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements set forth in this Agreement shall not survive the consummation of the Merger.

9.3       Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Parent or Citizens Business Bank, to:

CVB Financial Corp. / Citizens Business Bank
701 North Haven Avenue
Ontario, California 91764
Attention:	Christopher D. Myers, President & Chief
Executive Officer
Facsimile:	(909) 481-2120

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP
One Embarcadero Center
San Francisco, California 94111
Attention:	Craig D. Miller, Esq.
David Gershon, Esq.
Facsimile:	(415) 291-7474

(b)        if to the Company, to:

County Commerce Bank
2400 East Gonzales Road
Oxnard, California 93036
Attention:	Joseph D. Kreutz, President and Chief Executive Officer
Facsimile:	(805) 477-7615

with a copy (which shall not constitute notice) to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302-4001
Attention:	Arthur A. Coren
Professional Corporation
Facsimile:	(818) 591-3838

9.4       Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the phrase “to the Knowledge of the Company” means the actual knowledge, after reasonable investigation, of any of the Company’s officers listed on Section 9.4 of the Company Disclosure Schedule, and the phrase “to the Knowledge of Parent” means the actual knowledge, after reasonable investigation, of the Chief Executive Officer and Chief Financial Officer of Parent. For purposes of this definition, a “reasonable investigation” by a Person shall mean a review by the officer of such Person of documents and/or such other information that is reasonably related to the performance of the job functions or oversight responsibilities of such officer. As used in this Agreement, “Person” or “Persons” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Entity or other entity of any kind or nature. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. As used in this Agreement, “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted. For the purposes of the first sentence of Section 6.9(b) only, the “fiduciary duties” of the Company’s Board of Directors shall be interpreted in accordance with Delaware law.

9.5       Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6       Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7       Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to its principles of conflicts of Laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8       Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement, and in respect of the transactions contemplated hereby, is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action, directly or indirectly, arising out of, or relating to, this Agreement or any documents referred to in this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9       Publicity. None of the Company, Parent or Citizens Business Bank shall, and none of the Company, Parent nor Citizens Business Bank shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned, or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent or Citizens Business Bank; provided, however, that any of either the Company, on the one hand, or Parent or Citizens Business Bank, on the other, may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the applicable rules and regulations of the Nasdaq.

9.10     Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.7, which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except as specifically set forth Section 8.3(c), each party acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that such party would cause the other party hereto irreparable harm and that, accordingly, each party also agrees that in the event of any breach or threatened breach of this Agreement by such party, the other party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and specific performance of the terms hereof, this being in addition to any other remedies to which such party is entitled at Law or in equity.

9.12     Company Disclosure Schedule.

(a)        Before entry into this Agreement, the Company delivered to Parent a schedule (a “Company Disclosure Schedule”) which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)        For purposes of this Agreement, when used with respect to the Company, “Previously Disclosed” means, for the Company, information set forth by the Company in the applicable paragraph of the Company Disclosure Schedule or any other paragraph of its Company Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Company Disclosure Schedule is also applicable to the section of this Agreement in question) and, when used with respect to Parent, means information concerning Parent set forth in the Parent SEC Reports.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CVB FINANCIAL CORP.

By:	/s/ Christopher D. Myers
Name:	Christopher D. Myers
Title:	President & Chief Executive Officer

CITIZENS BUSINESS BANK

By:	/s/ Christopher D. Myers
Name:	Christopher D. Myers
Title:	President & Chief Executive Officer

COUNTY COMMERCE BANK

By:	/s/ Joseph D. Kreutz
Name:	Joseph D. Kreutz
Title:	President and Chief Executive Officer

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2015 by and among CVB Financial Corp., a California corporation (“Parent”), and the shareholder of County Commerce Bank, a California corporation (the “Company”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of the last sentence of Section 7, the Company.

Recitals

A.           Parent and Company have entered into that certain Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which the Company will merge (the “Merger”) with and into Citizens Business Bank, a California corporation and wholly-owned subsidiary of Parent, whereupon each share of the Company’s common stock (“Company Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement.

B.           As a condition to their willingness to enter into the Merger Agreement, Parent and Citizens Business Bank have required that each director of the Company, solely in his or her capacity as a shareholder and beneficial owner or record holder of Company Common Stock, enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1.           Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Parent as follows:

(a)        Authority; No Violation.  The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse in accordance with its terms.

(b)        Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Company Common Stock indicated under the Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of Company Common Stock acquired by the Shareholder after the date of this Agreement, the “Shares”) and, as of the date of this Agreement, the Existing Shares constitute all the shares of Company Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

2.           Voting Agreement and Agreement Not to Transfer.

(a)        From the date of this Agreement until the Termination Date (as defined in Section 8 below) (the “Support Period”), the Shareholder hereby agrees to vote all of the Shares held by the Shareholder (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by this Agreement at any meeting of shareholders of Company (and at any adjournment or postponement thereof), and in connection with any action of the shareholders of the Company taken by written consent, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Company under this Agreement or the Merger Agreement, and (iii) except with the prior written consent of Parent or as otherwise contemplated in or permitted by the Merger Agreement, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; or (B) any sale, lease or transfer of a material amount of the assets of the Company. During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b)        During the Support Period, the Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of the Company or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from (A) transferring and delivering Shares to the Company to effect the exercise of an option to purchase Company Common Stock; or (B) transferring and delivering the Shares to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or upon the death of Shareholder; provided that such a Transfer shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, to be bound by and comply with the provisions of this Agreement.

3.           Cooperation.  Except as otherwise contemplated or permitted by the Merger Agreement, during the Support Period the Shareholder agrees that the Shareholder will not directly or indirectly (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Parent) to any information or data with respect to the Company relating to a Company Acquisition Proposal.

4.           No Solicitation.  Except as otherwise contemplated or permitted by the Merger Agreement, during the Support Period, Shareholder shall not, and shall not permit any attorney or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions prohibited by Section 6.9(a) of the Merger Agreement that the Company has agreed not to take, or (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Common Stock, other than to recommend that shareholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the Merger. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent with respect to any possible Company Acquisition Proposal and will use Shareholder’s commercially reasonable efforts to inform any representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5.           Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder shall use Shareholder’s commercially reasonable efforts to cause Company to comply with the provisions of Section 6.9(b) of the Merger Agreement.

6.           Shareholder Capacity.    The Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shareholder’s Shares, and not in his or her capacity as a director of the Company or as a trustee of any the Company benefit plan. Nothing in this Agreement shall be deemed in any manner to limit the discretion of the Shareholder to take any action, or fail to take any action, in his or her capacity as a director of the Company or as a trustee of any benefit plan of the Company, that Shareholder determines Shareholder should take (or fail to take) in the exercise of Shareholder’s duties and responsibilities as a director of the Company or as a trustee of any benefit plan of the Company.

7.           Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of Shareholder’s Shares for the Support Period, except for such Transfers as are as otherwise provided for or permitted by this Agreement. The Company agrees that it shall comply with such stop transfer instructions.

8.           Termination.  This Agreement and the obligations of the Shareholder hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”).

9.           Specific Performance.  Shareholder acknowledges and agrees that irreparable injury will result to Parent in the event of a breach of any of the provisions of this Agreement and that Parent may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Parent may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be Parent’s sole remedy under this Agreement, unless Parent shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by Parent Shareholder submits to the jurisdiction of such court in any such action.

10.         Miscellaneous.

(a)          Definitional Matters.

(i)        All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

(ii)       The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b)         Entire Agreement.   This Agreement together the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c)         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(d)         Certain Events.   Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

(e)          Assignment.  This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

(f)          Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

(g)         Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

(h)         Reliance on Counsel and Other Advisors. The Shareholder has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

(i)          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(j)          Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile shall have the same force as manual signed originals.

(k)         Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Parent:

CVB Financial Corp. 701 North Haven Avenue Ontario, California 91764 Attention: Christopher D. Myers, President & Chief Executive Officer Facsimile: (909) 481-2120

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

If to the Company, to:

County Commerce Bank

2400 East Gonzales Road

Oxnard, California 9303

Attention: Joseph D. Kreutz, President and Chief Executive Officer

Facsimile:  (805) 477-7614

with a copy (which shall not constitute notice) to:

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, California 91302- 4001

Attention: Arthur A. Coren Professional Corporation

Facsimile: (818) 591-3838

If to the Shareholder, to the address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Support Agreement as of the date first above written.

CVB FINANCIAL CORP.

By:

Christopher D. Myers
President and Chief Executive Officer

COUNTY COMMERCE BANK

By:

Joseph D. Kreutz
Title:	President and Chief Executive Officer

SHAREHOLDER:

Name:

[Signature Page to Voting and Support Agreement]

[1]
Name:

Number of Shares:

Address for Notices:

[1]	If spousal signature required

[Signature Page to Voting and Support Agreement]

Exhibit B

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement”), is made and entered into by and between Citizens Business Bank, a California banking corporation (“Citizens”), and County Commerce Bank, a California banking corporation (“County”).

WHEREAS, Citizens is a wholly-owned subsidiary of CVB Financial Corp, a California Corporation (“CVB”); and

WHEREAS, the Boards of Directors of Citizens and County have approved, and deem it advisable and in the best interests of Citizens, County and their respective shareholders, that Citizens and County consummate the business transaction provided for in this Agreement in which County would merge with and into Citizens (the “Merger”) as contemplated in that certain Agreement and Plan of Reorganization and Merger dated as of October 14, 2015 by and among CVB, Citizens and County (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that County shall be merged with and into Citizens in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1.        The Merger.

(a)        Effective Time. The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight pursuant to Section 4887(b) of the California Financial Code (the “Effective Time”).

(b)        Effect of the Merger. At the Effective Time, County shall be merged with and into Citizens and the separate corporate existence of County shall cease. Citizens shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, County and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c)        Name of Surviving Corporation. The name of the Surviving Corporation shall be “Citizens Business Bank.”

(d)        Offices. All branch offices of Citizens and County that were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Citizens or County and applicable regulatory authorities after the date of this Agreement.

(e)        Further Actions. County shall execute and deliver any documents and instruments and take all action, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2.        Corporate Governance Matters.

(a)        Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Citizens as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b)        Board of Directors and Officers.  The directors and officers of Citizens at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

Section 3.        Treatment of Shares.

(a)        Shares of County.

(i)        At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of County common stock, each share of County common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law) shall converted into the right to receive (i) the number of shares of CVB common stock, no par value, (“CVB Common Stock”) equal to [●] shares of CVB Common Stock, together with any cash in lieu of fractional shares and (ii) $[●] cash.

(ii)       Any shares of the County common stock owned by County as treasury stock or owned, directly or indirectly, by County, CVB or any of CVB’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(iii)      Shares of County common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 3(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(iv)      At the Effective Time, the stock transfer books of County will be closed and no transfer of County common stock theretofore outstanding will thereafter be made.

(b)        Shares of Citizens. All shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger.

Section 4.         Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Plan of

Merger, any or all of which may be waived in accordance with the terms and provisions of the Plan of Merger.

Section 5.        Termination and Amendment.

(a)       Termination. Notwithstanding the approval of this Agreement by the shareholders of County or Citizens, this Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as therein provided. If this Agreement is terminated, liability by reason of this Agreement or the termination thereof on the part of any of Citizens or County or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Plan of Merger.

(b)       Amendment.  This Agreement may be amended by Citizens and County at any time prior to the Effective Time without the approval of the shareholders of Citizens or County with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to County shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.        Governing Law.  THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW, EXCEPT TO THE EXTENT FEDERAL LAW APPLIES UNDER CONFLICT OF LAW PRINCIPLES.

Section 7.        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 8.        Rules of Construction.   Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

Section 9.        Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

CITIZENS BUSINESS BANK

By:
[●]
[●]

By:
[●]
[●]

COUNTY COMMERCE BANK

By:
[●]
[●]

By:
[●]
[●]

5

EXHIBIT C-1

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) dated as of October 14, 2015 is entered into by and between Citizens Business Bank, a California banking corporation (“CBB”), and [•] (“Shareholder”).

RECITALS

A.        CVB Financial Corp., a California corporation (“CVB”), and parent corporation of CBB, and County Commerce Bank, a California corporation (“Bank”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of October 14, 2015 (the “Merger Agreement”) which, among other things, contemplates the merger of Bank into CBB (the “Merger”).

B.        Shareholder is a beneficial owner of Bank common stock and a director and/or executive officer of Bank.

C.        Shareholder is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Bank and/or pursuant to Shareholder’s change in control/severance agreement by and between Shareholder and Bank.

D.        As an inducement to CVB to enter into the Merger Agreement, Shareholder agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Bank in accordance with the terms hereof.

E.        Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person (i) with whom Bank has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of CBB immediately prior to termination of Shareholder’s employment with CBB, if applicable.

“Enterprise” means the provision of Financial Services conducted by Bank at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” means any Person with whom Bank has actively pursued a relationship to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger; provided, however, that in each case Shareholder was aware of such pursuit of a relationship during Shareholder’s service to Bank prior to the Effective Time; and provided further, that Bank’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Bank of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Bank or as a result of the transactions contemplated by the Merger Agreement, provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); (iii) information that has been acquired by Shareholder as a result of a professional relationship with a Customer or Prospective Customer unrelated to such Shareholder’s services or relationship with Bank; or (iv) information relating to a Customer or Prospective Customer that is disclosed to the Shareholder directly by such Customer or Prospective Customer.

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and CBB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a)        CVB would not enter into the Merger Agreement unless Shareholder agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for

C-1-2

CVB to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that [he/she] is entering into this Agreement with CBB to induce CVB to enter into and carry out the terms of the Merger Agreement.

(b)        By virtue of [his/her] position with Bank, Shareholder has developed considerable expertise in the business operations of Bank and has access to Trade Secrets. Shareholder recognizes that CVB and CBB would be irreparably damaged, and its substantial investment in Bank materially impaired, if Shareholder were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of Bank in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that [he/she] is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

ARTICLE II

NONCOMPETITION AND NONSOLICITATION

2.1        Noncompetition.  From the date of this Agreement and for the period ending on the expiration of the twenty-four (24) months after the Effective Time of the Merger (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of CBB own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant with, any business or enterprise engaged in providing Financial Services similar to the Enterprise within the Counties of Ventura, Santa Barbara or Los Angeles (the “Territory”). Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (y) Shareholder participates in any such business solely (A) as an officer or director of CVB or CBB or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (z) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Shareholder does not apply in any manner [his/her] expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2        Nonsolicitation.  During the Applicable Period, Shareholder shall not, directly or indirectly, without the prior written consent of CVB or CBB, on behalf of any Financial Institution, (i) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services, or (ii) solicit or aid in the solicitation of any officers or employees of Bank, or (iii) induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Bank as of the date hereof or immediately prior to the Effective Time of the Merger to terminate such person’s relationships with the Surviving Corporation. The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solutions by employment agencies (so long as the agency was not

C-1-3

directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s). Notwithstanding the provisions of this Section 2.2, unless Shareholder’s business is the business of a Financial Institution, Shareholder shall not be prohibited from providing the services that Shareholder provides in the normal course of Shareholder’s business in accordance with past practices (as of the date of this Agreement) to Persons who are Customers.

2.3         Trade Secrets.  Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Bank, or as otherwise approved by Bank, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of the CVB and/or CBB or as otherwise approved by CVB or CBB, Shareholder (i) shall make no use of the Trade Secrets, or any other part thereof, (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of CBB, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to CVB and/or CBB.

2.4         Exceptions.  Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a)        Shareholder is required to disclose or reveal under any applicable Law, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

(b)        Shareholder is otherwise required to disclose or reveal by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement is advance of each disclosure; or

(c)        Upon the advice of Shareholder’s counsel, Shareholder is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and CBB on the other, and the existence of any claim or cause of action by Shareholder against Bank, CBB, CVB, or any of their respective Affiliates (or the existence of any claim or cause of action by CBB or CVB against Shareholder, as the case may be), shall not constitute a defense to

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the enforcement of such covenants against Shareholder, or against CBB or CVB, as the case may be.

ARTICLE IV

GENERAL

4.1         Amendments.  To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2         Integration.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3         Termination.

(a)        This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b)        Unless sooner terminated pursuant to subsection (a) of this Section 4.3, (i) the obligations of Shareholder under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period.

(c)        Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and CBB or the Surviving Corporation, on the other hand.

4.4         Specific Performance.  Shareholder acknowledges and agrees that irreparable injury will result to CBB in the event of a breach of any of the provisions of this Agreement and that CBB may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CBB may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that CBB has an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, CBB shall have the right to inform any third party that CBB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of CBB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CBB set forth in this Agreement may give rise to claims by CBB against such third party in addition to any other remedy to which they may be entitled at law or in equity.

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4.5       Severability.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6       Notices.  Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to CBB, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers

Fax No.: (909) 483-7199

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Fax No: (415) 291-7474

If to Shareholder, addressed to:

Fax No: ( )

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

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4.7       Waiver of Breach.  Any failure or delay by CBB in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CBB of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8       Assignment.  This Agreement may be assignable by CBB only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

4.9       Binding Effect; Benefit to Successors.  This Agreement shall be binding upon Shareholder and upon Shareholder’s successor and representatives and shall inure to the benefit of CBB and its successors, representatives and assigns.

4.10     Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

4.11     Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

(Type or Print Shareholder’s Name)

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Attachment 1 to Exhibit C-1

Shareholders signing Noncompetition and Nonsolicitation Agreement in the form of Exhibit C-1:

1.	Joseph D. Kreutz
2.	J. Roger Myers
3.	H. Randall Kinsling
4.	Jeffrey R. Becker
5.	Robert O’Hollaren, M.D.
6.	Martin J. Marietta

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EXHIBIT C-2

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) dated as of October 14, 2015 is entered into by and between Citizens Business Bank, a California banking corporation (“CBB”), and Richard Favor (“Shareholder”).

RECITALS

A.        CVB Financial Corp., a California corporation (“CVB”), and parent corporation of CBB, and County Commerce Bank, a California corporation (“Bank”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of October 14, 2015 (the “Merger Agreement”) which, among other things, contemplates the merger of Bank into CBB (the “Merger”).

B.        Shareholder is a beneficial owner of Bank common stock and a director and/or executive officer of Bank and Shareholder intends to join the Surviving Corporation as a Senior Vice President and Senior Credit Administrator following the Merger.

C.        Shareholder is entitled to receive, upon consummation of the Merger, substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Bank and/or pursuant to Shareholder’s Change in Control Severance Agreement by and between Shareholder and Bank.

D.        As an inducement to CVB to enter into the Merger Agreement, Shareholder agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Bank in accordance with the terms hereof.

E.        Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Cause” means Shareholder’s (1) commission of (x) a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties as an employee of CBB or (y) an act of dishonesty, deceit or moral turpitude that could reasonably be expected to cast CBB in an unfavorable light, (2) gross or willful failure in any way to perform substantially the duties of his employment, after a written warning concerning performance is given to Shareholder which identifies the manner in which Shareholder has failed to perform such duties, or (3) willfully acted or failed to act (x) in a manner which in the reasonable estimation of CBB constitutes insubordination or (y) in any other way that violates Shareholder’s duties under this Agreement and that adversely affects CBB.

“Customer” means any Person (i) with whom Bank has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of the Surviving Corporation immediately prior to termination of Shareholder’s employment with the Surviving Corporation, if applicable.

“Enterprise” means the provision of Financial Services conducted by Bank at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” means any Person with whom Bank, CBB or the Surviving Corporation has actively pursued a relationship to provide Financial Services at any time between the date of execution of the Merger Agreement and the later of the (i) Effective Time of the Merger or (ii) immediately prior to termination of Shareholder’s employment with the Surviving Corporation, if applicable; provided, however, that in each case Shareholder was aware of such pursuit of a relationship during Shareholder’s service to Bank prior to the Effective Time; and provided further, that Bank’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Bank of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Bank or as a result of the transactions contemplated by the Merger Agreement, provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); (iii) information that has been acquired by Shareholder as a result of a professional relationship with a Customer or Prospective Customer unrelated to such Shareholder’s services or relationship with Bank; or (iv) information relating to a Customer or Prospective Customer that is disclosed to the Shareholder directly by such Customer or Prospective Customer.

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the

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Merger Agreement, and intending to be legally bound hereby, Shareholder and CBB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a)        CVB would not enter into the Merger Agreement unless Shareholder agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for CVB to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that he is entering into this Agreement with CBB to induce CVB to enter into and carry out the terms of the Merger Agreement.

(b)        By virtue of his position with Bank, Shareholder has developed considerable expertise in the business operations of Bank and has access to Trade Secrets. Shareholder recognizes that CVB and CBB would be irreparably damaged, and its substantial investment in Bank materially impaired, if Shareholder were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of Bank in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

ARTICLE II

NONCOMPETITION AND NONSOLICITATION

2.1        Noncompetition.  From the date of this Agreement and for the period ending on the expiration of the twenty-four (24) months after the Effective Time of the Merger (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of CBB own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant with, any business or enterprise engaged in providing Financial Services similar to the Enterprise within the Counties of Ventura, Santa Barbara or Los Angeles (the “Territory”). Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (y) Shareholder participates in any such business solely (A) as an officer or director of CVB or CBB or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (z) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Shareholder does not apply in any manner his expertise at such business or

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enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2         Nonsolicitation.  During the Applicable Period, Shareholder shall not, directly or indirectly, without the prior written consent of CVB or CBB, on behalf of any Financial Institution, (i) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services, or (ii) solicit or aid in the solicitation of any officers or employees of the Bank or the Surviving Corporation, or (iii) induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Bank or the Surviving Corporation immediately prior to the termination of Shareholder’s employment with the Bank or the Surviving Corporation, as the case may be. The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solutions by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3         Trade Secrets.  Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Bank, or as otherwise approved by Bank, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of the CVB and/or CBB or as otherwise approved by CVB or CBB, Shareholder (i) shall make no use of the Trade Secrets, or any other part thereof, (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of CBB, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to CVB and/or CBB.

2.4         Exceptions.  Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a)        Shareholder is required to disclose or reveal under any applicable Law, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

(b)        Shareholder is otherwise required to disclose or reveal by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement is advance of each disclosure; or

(c)        Upon the advice of Shareholder’s counsel, Shareholder is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

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ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and CBB on the other, and the existence of any claim or cause of action by Shareholder against Bank, CBB, CVB, or any of their respective Affiliates (or the existence of any claim or cause of action by CBB or CVB against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against CBB or CVB, as the case may be.

ARTICLE IV

GENERAL

4.1         Amendments.  To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2         Integration.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3         Termination.

(a)        This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b)        Unless sooner terminated pursuant to subsection (a) of this Section 4.3, the obligations of Shareholder under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period; provided, however, if Shareholder accepts a post-Merger position of employment with CBB and is so employed by CBB after the Merger, then Shareholder’s obligations under Section 2.1 shall terminate at such time prior to the end of the Applicable Period, if ever, that CBB (or a successor of CBB) terminates Shareholder without Cause, reduces Shareholder’s base salary, reduces Shareholder’s bonus potential or reassigns Shareholder to a territory outside Ventura County, provided further, that if CBB fails to offer Shareholder a post-Merger position of employment with CBB on the terms described in the offer letter provided by CBB to Shareholder on or prior to the date of this Agreement, then Shareholder’s obligations under Section 2.1 shall terminate at the Effective Time of the Merger.

(c)        Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and CBB or the Surviving Corporation, on the other hand.

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4.4         Specific Performance.  Shareholder acknowledges and agrees that irreparable injury will result to CBB in the event of a breach of any of the provisions of this Agreement and that CBB may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CBB may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that CBB has an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, CBB shall have the right to inform any third party that CBB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of CBB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CBB set forth in this Agreement may give rise to claims by CBB against such third party in addition to any other remedy to which they may be entitled at law or in equity.

4.5         Severability.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6         Notices.  Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to CBB, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers

Fax No.: (909) 483-7199

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

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Attention: Craig D. Miller, Esq.

Fax No: (415) 291-7474

If to Shareholder, addressed to:

Fax No: ( )

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7       Waiver of Breach.  Any failure or delay by CBB in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CBB of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8       Assignment.  This Agreement may be assignable by CBB only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

4.9       Binding Effect; Benefit to Successors.  This Agreement shall be binding upon Shareholder and upon Shareholder’s successor and representatives and shall inure to the benefit of CBB and its successors, representatives and assigns.

4.10     Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

4.11     Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

RICHARD FAVOR

(Signature)

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